UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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International Flavors & Fragrances Inc.

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Proxy Statement and Notice of 2018 Annual Meeting of Shareholders

IFF

Notice of 2018 Annual Meeting of Shareholders

Date and Time

Wednesday, May 2, 2018

10:00 a.m. Eastern Daylight Time

Place

International Flavors & Fragrances Inc.

533 W. 57th Street, 9th Floor

New York, New York 10019

Items to be Voted On

   Elect eleven members of the Board of Directors for a one-year term expiring at the 2019 Annual Meeting of Shareholders.

   Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2018 fiscal year.

   Approve, on an advisory basis, the compensation of our named executive officers in 2017.

   Transact such other business as may properly come before the 2018 Annual Meeting and any adjournment or postponement of the 2018 Annual Meeting.

Record Date

Only shareholders of record as of the close of business on March 7, 2018 may vote at the 2018 Annual Meeting.

Sincerely,

Andreas Fibig

Chairman and Chief Executive Officer

March 19, 2018

Live Audio Webcast

A live audio webcast of our 2018 Annual Meeting will be available on our website, www.iff.com, starting at 10:00 a.m. Eastern Daylight Time and a replay will also be available on our website.

Proxy Voting

It is important that your shares be represented at the 2018 Annual Meeting, regardless of the number of shares you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. Doing so will not prevent you from voting your shares in person if you are present.

Advance Voting Methods

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 2, 2018:

Our Notice, Proxy Statement and 2017 Annual Report are available at www.proxyvote.com.

We are making the Proxy Statement and the form of proxy first available on or about March 19, 2018.

PROXY STATEMENT SUMMARY

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and 2017 Annual Report before you vote.

2017 Highlights

We Continued to Make Strategic and Financial Progress

In 2017, we made notable progress in both our strategic goals and financial performance, and achieved currency neutral growth in all of our key metrics. The recently-enacted Tax Cuts and Jobs Act impacted our reported results for 2017, as we recorded a provisional net charge of $139 million in the fourth quarter of 2017 due to the changes resulting from the Tax Act.

2017 Results (GAAP basis)		Change vs. Prior Year
Net Sales	$3.4 billion	9%
Operating Profit	$581 million	2%
Diluted Net Earnings Per Share	$3.72	(26)%

In 2017, our payouts to shareholders, made through a combination of dividends and share repurchases, totaled 56%, consistent with our targeted range of 50% to 60% of adjusted net income*. We increased our quarterly dividend by 8% and our Board extended our repurchase program through December 31, 2022, authorizing a total of $300 million for repurchases under the extended program.

* See reconciliation of GAAP to Non-GAAP financial measures in Exhibit A to this Proxy Statement.

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Proxy Statement Summary SALES* ADJUSTED OPERATING PROFIT* ADJUSTED EPS* Currency Impact Net

PROXY STATEMENT SUMMARY

Vision 2020 Strategy

In 2017, we refreshed our Vision 2020 strategy and continued to execute on the four pillars of the strategy, including the following achievements:

Pillar	2017 Achievements
Innovating Firsts

•   Achieved growth in encapsulation-related sales

•   Achieved growth in sweetness and savory modulation portfolio sales

•   Launched three new captive fragrance ingredients

•   Commercialized three natural modulators

Win Where We Compete

•   Opened a fully renovated and expanded facility in Cairo, Egypt to support our regional focus on growth in the Middle East and Africa

•   Launched TastepointSM by IFF to service dynamic mid-tier customers

Become Our Customers’ Partner of Choice

•   Launched Re-Imagine platform in Flavors, to accelerate innovation and increase agility to capture unmet opportunities in the changing food and beverage market

•   Introduced our unique IFF Taste Design, a combination of artisanal, handcrafted techniques and proprietary technologies that drive consumer preference and market differentiation

•   Achieved EcoVadis “Gold” status for sustainable performance and CDP “A” rating in climate change and “A-” rating in water assessments

•   Joined FReSH, a project of the World Business Council on Sustainable Development, designed to accelerate transformational change in global food systems

Strengthen and Expand the Portfolio

•   Acquired Fragrance Resources to further improve our market position in specialty fine fragrances and strengthen our position in the U.S. and Germany

•   Acquired PowderPure to further expand product offerings of clean label flavors solutions

•   Achieved growth in cosmetic active ingredients

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PROXY STATEMENT SUMMARY

Corporate Governance Highlights

Our Corporate Governance Policies Reflect Best Practices
➢ Directors other than our CEO are Independent	➢ Diverse Board Brings Balance of Skills, Professional Experience and Perspectives
➢ Independent Lead Director Facilitates and Strengthens the Board’s Independent Oversight	➢ Formal Board and Executive Succession Planning
➢ Annual Election of Directors	➢ Proxy Access By-Law Provisions
➢ Majority Voting and Director Resignation Policy in Elections	➢ Prohibit Short Sales or Hedging of Our Stock By Our Employees, Officers and Directors
➢ No Exclusive Forum or Fee-Shifting Provisions	➢ Executives and Directors are Subject to Rigorous Stock Retention Guidelines
➢ Annual Board and Committee Assessments	➢ Extensive Executive Clawback Policy
➢ No Shareholder Rights Plan (“Poison Pill”)	➢ Long Standing Commitment to Sustainability
➢ No Limitation on Shareholder Litigation Rights

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PROXY STATEMENT SUMMARY

Proposal 1 Election of 11 Director Nominees

The Board recommends a vote FOR the election of all Director Nominees

Our Nominating and Governance Committee and our Board have determined that each of the nominees possesses the skills and qualifications to collectively comprise a highly effective Board

See “Proposal 1 — Election of Directors” beginning on page 1 of this Proxy Statement

Director Nominees

				Committee Membership
Name and Primary Occupation	Joined	Age	Indep.	Audit	Comp.	Nom.& Gov.
Marcello V. Bottoli Partner, Es Vedra Capital Advisors LLP	2007	56	•
Dr. Linda Buck Full Member, Fred Hutchinson Cancer Research Center	2007	71	•			•
Michael L. Ducker President and CEO, FedEx Freight	2014	64	•		•
David R. Epstein Executive Partner, Flagship Pioneering	2016	56	•			•
Roger W. Ferguson, Jr. President and CEO, TIAA	2010	66	•
John F. Ferraro Former Global COO, Ernst & Young	2015	62	•
Andreas Fibig Chairman and CEO, IFF	2011	56
Christina Gold Former CEO, The Western Union Company	2013	70	•		•
Katherine M. Hudson Former CEO, Brady Corporation	2008	71	•		•
Dale F. Morrison (Lead Director) Founding Partner of TriPointe Capital Partners	2011	69	•		•	•
Stephen Williamson Senior Vice President and CFO, Thermo Fisher Scientific	2017	51	•

Committee Chair Financial Expert

Skills and Qualifications

Our Board continuously evaluates desired attributes in light of the Company’s strategy and needs. Key skills, qualifications and experience currently maintained on the Board include:

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International and Emerging Markets M&A Operations R&D / Innovation Corporate Governance Sustainability Financial and Accounting Risk and Crisis Management Consumer Products Technology / IT Regulatory

PROXY STATEMENT SUMMARY

Proposal 2 Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2018 fiscal year

The Board recommends a vote FOR this proposal

Our Board recommends that shareholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2018 fiscal year

See “Proposal 2 — Ratification of Independent Registered Public Accounting Firm” beginning on page 33 of this Proxy Statement

Proposal 3 Approve, on an advisory basis, the compensation of our named executive officers in 2017	The Board recommends a vote FOR this proposal Our Board recommends a vote “FOR” the advisory vote to approve executive compensation for the 2017 performance year
See “Proposal 3 — Advisory Vote on Executive Compensation” on page 61 of this Proxy Statement and “Compensation Discussion and Analysis” beginning on page 37 of this Proxy Statement

Compensation Governance

Our pay-for-performance compensation program is reflected in the strong compensation governance that we have adopted.

What We Do	Significant portion of NEO compensation in the form of at-risk variable compensation
Variable compensation based on multiple performance metrics to encourage balanced incentives
Appropriate mix of fixed and variable compensation to reward company, business unit and individual performance
Majority of variable compensation awarded as equity-based awards
Executive clawback policies to recoup cash and equity compensation upon certain triggering events
Executives required to meet share retention guidelines
Independent compensation consultant
Annual risk assessment of compensation programs
What We Don’t Do	No tax gross-ups on severance payments
No single-trigger vesting of cash or equity-based awards upon change in control
No short-sales, hedging or pledging of our stock by our employees, officers or directors
No fixed-duration employment agreements with executive officers
No stock option/SAR repricing or exchange of underwater options or SARs for cash without shareholder approval

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PROXY STATEMENT SUMMARY

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Our Current Board

Our Board of Directors (“Board”) currently has twelve members. Mr. Howell, who has served on our Board since 2004, will retire from our Board at the 2018 Annual Meeting in accordance with our term limit policy. Following the 2018 Annual Meeting, the size of our Board will be reduced to eleven members.

Andreas Fibig (Chairman)		Dale F. Morrison (Lead Director)
Marcello V. Bottoli	Roger W. Ferguson, Jr.	Henry W. Howell, Jr.
Dr. Linda Buck	John F. Ferraro	Katherine M. Hudson
Michael L. Ducker	Christina Gold	Stephen Williamson
David R. Epstein

Upon the recommendation of the Nominating and Governance Committee, our Board has nominated eleven of our current directors for election at the 2018 Annual Meeting, each for a one-year term that expires at the 2019 Annual Meeting.

Director Nominee Experience and Qualifications

Board Membership Criteria and Selection

Our Certificate of Incorporation provides that we have at least six but not more than fifteen directors. To ensure independence and to provide the breadth of needed expertise and diversity of our Board, the Board periodically reviews its size and makes appropriate adjustments pursuant to our By-Laws. Our Nominating and Governance Committee, together with other Board members, from time to time, as appropriate, identifies the need for new Board members.

Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, our Nominating and Governance Committee considers the following factors as part of its review of all director candidates and in recommending potential director candidates:

•	judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•	diversity of viewpoints, backgrounds, experiences and other demographics;

•	business or other relevant experience; and

•	the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to our needs and to the requirements and standards of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”).

Proposed director candidates who satisfy the criteria and who otherwise qualify for membership on the Board are identified by the Nominating and Governance Committee. In identifying candidates, the Nominating and Governance Committee seeks input and participation from other Board members and other appropriate sources so that all points of view are considered and the best possible candidates identified. The Nominating and Governance Committee also has engaged a search firm to assist it in

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Proposal 1 – Election of Directors

 PROPOSAL 1 — ELECTION OF DIRECTORS

identifying potential candidates. Members of the Nominating and Governance Committee and other Board members, as appropriate, interview selected director candidates, evaluate the director candidates and determine which candidates are to be recommended by the Nominating and Governance Committee to the Board. Our Nominating and Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Nominating and Governance Committee.

We believe that each of our nominees has the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. Each of our nominees is being nominated because he or she adheres to the highest standards of personal integrity and possesses excellent interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our nominees as a group complement each other and each other’s respective experiences, skills and qualities.

Diversity and Tenure

Diversity is one of the factors that the Nominating and Governance Committee considers in identifying and selecting director nominees. As part of this process, the Nominating and Governance Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of how that candidate may contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to our business. To maintain a balance of experience and new perspectives, our Corporate Governance Guidelines also sets guidance on the number of full annual terms that a director can serve on our Board.

We Strive for a Balanced and Diverse Board

Diversity	Tenure		Executive Leadership Experience

	< 4 Yrs	> 8 Yrs

4 to 8 Yrs
4 of our 11 Director Nominees are women or minorities	82% of our Director Nominees have served 8 or less full annual terms on our Board		91% of our Director Nominees have Senior Executive Leadership Experience

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Shareholder Nominations and Proxy Access

Under our By-Laws, if a shareholder wishes to submit a director candidate for consideration by the Nominating and Governance Committee, or wishes a director nomination to be included in the Company’s proxy statement for an annual meeting pursuant to our proxy access by-law, the shareholder must deliver or mail notice of the request to the Company’s Corporate Secretary, in writing, so that it is received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders. However, if the annual meeting is not within 30 days of the anniversary date of the prior year’s annual meeting, such notice must be received by the Corporate Secretary no later than 10 days following the mailing of notice of the annual meeting or public disclosure of the annual meeting date, whichever occurs first. The notice must be accompanied by the information concerning the director candidate and nominating shareholder described in Article I, Section 3 and Section 4 of our By-Laws. The Nominating and Governance Committee may also request any additional background or other information from any director candidate or recommending shareholder as it may deem appropriate. Our proxy access by-law permits an eligible shareholder (or group of up to 20 eligible shareholders) who owns shares representing at least 3% of our outstanding shares, and has held the shares for at least 3 years, to nominate and include in our proxy materials for an annual meeting director candidates constituting up to 20% of our Board.

Continued Service

The Nominating and Governance Committee annually reviews each current Board member’s suitability for continued service as a member of our Board and recommends to the Board whether such member should be re-nominated. In addition, each director is required to promptly tender his or her resignation to the Chair of the Nominating and Governance Committee if, during his or her tenure as a director, such director:

•	has a material change in employment,

•	has a significant change in personal circumstances which may adversely affect his or her reputation, or the reputation of the Company, or

•	intends to join the board of another for-profit company,

so that the Nominating and Governance Committee can review the change and make a recommendation to the full Board regarding the director’s continued service. Such resignation becomes effective only upon acceptance by the Board.

Ö YOUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Director

Marcello V. Bottoli

Director Since: 2007 Committees: • Audit Age: 56

Business Experience

An Italian national with extensive international experience, Mr. Bottoli is a Partner at Es Vedra Capital Advisors LLP, an advisory and investment firm dedicated to venture capital and growth equity. Previously, Mr. Bottoli was an Operating Partner at Boston-based Advent International, a private equity firm, between 2010 and 2015. Mr. Bottoli also served as Interim Chief Executive Officer of Pandora A/S, a designer, manufacturer and marketer of hand-finished and modern jewelry, from August 2011 until March 2012. Mr. Bottoli served as President and Chief Executive Officer of Samsonite Inc., a luggage manufacturer and distributor, from March 2004 through January 2009, and President and Chief Executive Officer of Louis Vuitton Malletier, a manufacturer and retailer of luxury handbags and accessories, from 2001 through 2002. Previously, Mr. Bottoli held a number of roles with Benckiser N.V., and then Reckitt Benckiser plc, a home, health and personal care products company, following the merger of Benckiser with Reckitt & Colman Ltd.

Public Board Memberships

•  Pandora A/S, a designer, manufacturer and marketer of hand-finished and contemporary jewelry, from 2010 to 2014

•  True Religion Apparel, Inc. , a California-based fashion jeans, sportswear and accessory manufacturer and retailer, from 2009 to 2013

•  Ratti S.p.A., an Italian manufacturer of high-end fabrics and textiles for the fashion industry from 2003 to 2010

Additional Accomplishments and Memberships

•  Chairman of the board of Pharmafortune S.A., a pharmaceuticals and biotechnology manufacturer

•  Board of Desigual, an international fashion retailer based in Spain

•  Board of Pelostop S.A., a beauty services retailer based in Spain

•  Board of Il Bisonte S.p.A., a leather goods retailer based in Italy

•  Board of FaceGym Ltd., a beauty services retailer based in London

•  Advisory Board of Aldo Group, a Canadian footwear retailer from 2013 to 2018

Qualifications

Mr. Bottoli brings to our Board his experience as a chief executive and as an investor, with an emphasis on consumer products, strategic insights and marketing. In addition, his experience with strategic transactions and M&A has enabled Mr. Bottoli to provide many insights and contributions to our Board.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Dr. Linda Buck

Director Since: 2007 Committees: • Nominating and Governance Age: 71

Business Experience

Dr. Linda Buck has been a Full Member of the Fred Hutchinson Cancer Research Center since 2002. In addition, Dr. Buck has been an Affiliate Professor of Physiology and Biophysics at the University of Washington since 2003. She was previously Full Professor of Neurobiology at Harvard Medical School. Dr. Buck’s research has provided key insights into the mechanisms that underlie the sense of smell and she has been the recipient of numerous awards, including The Nobel Prize in Physiology or Medicine in 2004.

Public Board Memberships

•  DeCode Genetics Inc., a biotechnology company, from 2005 to 2009

Additional Accomplishments and Memberships

•  Scientific Advisory Board of The Picower Institute for Learning and Memory at Massachusetts Institute of Technology

•  Member of the International Advisory Panel of the Knut and Alice Wallenberg Foundation, the largest private foundation promoting scientific research in Sweden

•  President’s Council of the New York Academy of Sciences

•  Elected Member of the National Academy of Sciences, the National Academy of Medicine, the American Academy of Arts & Sciences, the European Academy of Sciences, and the Royal Society, the United Kingdom’s national academy of science

•  Previous Member of the Medical Advisory Board of The Gairdner Foundation, a Canadian non-profit organization devoted to the recognition of outstanding achievement in biomedical research worldwide

Qualifications

Dr. Buck’s scientific knowledge is important to our research and development efforts in both flavors and fragrances, as is her technical and advisory board experience in evaluating a host of issues that are relevant to our innovation and research and development activities.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Michael L. Ducker

Director Since: 2014 Committees: • Compensation Age: 64

Business Experience

Mr. Ducker has been President and Chief Executive Officer of FedEx Freight since January 2015. In that role, he provides strategic direction for FedEx’s less-than-truckload (LTL) companies throughout North America and for FedEx Custom Critical, a leading carrier of time sensitive, critical shipments. Mr. Ducker was formerly the Chief Operating Officer and President of International for FedEx Express, where he led all customer-facing aspects of the company’s U.S. operations and its international business, spanning more than 220 countries and territories across the globe. Mr. Ducker also oversaw FedEx Trade Networks and FedEx Supply Chain. During his FedEx career, which began in 1975, Mr. Ducker has also served as president of FedEx Express Asia Pacific in Hong Kong and led the Southeast Asia and Middle East regions from Singapore, as well as Southern Europe from Milan, Italy.

Additional Accomplishments and Memberships

•   Chairman of the Compensation Committee of the U.S. Chamber of Commerce

•   Board of Amway Corporation

•   National Advisory Board of the Salvation Army

•   Executive Committee and Treasurer of the American Trucking Association

•   Board of the American Transportation Research Institute

Qualifications

Mr. Ducker’s significant senior executive and international experience coupled with his extensive expertise in complex operations and logistics complements the strength of our Board. Mr. Ducker’s current position as Chief Executive Officer of FedEx Freight provides him with knowledge of a number of important areas that assist our Board, including leadership, risk assessment and operational issues.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

David R. Epstein

Director Since: 2016 Committees: • Nominating and Governance Age: 56

Business Experience

Mr. Epstein is an Executive Partner at Flagship Pioneering, a venture capital firm focused on life sciences companies, where he has served since January 2017. Previously, Mr. Epstein served as Division Head and CEO of Novartis Pharmaceuticals, a division of Novartis AG, a Swiss multinational pharmaceutical company, from January 2010 until July 2016. In addition, Mr. Epstein was a member of Novartis’s Executive Committee. From September 2000 to February 2010, Mr. Epstein served as President and Chief Executive Officer of Novartis Oncology division. He joined Sandoz, the predecessor of Novartis, in 1989 and held various leadership positions of increasing responsibility, including Chief Operating Officer of Novartis Pharmaceuticals Corporation in the United States and Global Head of Novartis Specialty Medicines until August 2000. Before joining Sandoz, Mr. Epstein was an associate in the strategy practice of Booz Allen Hamilton, a consulting firm.

Additional Accomplishments and Memberships

•  Executive Chairman of the Board of Rubius Therapeutics, Inc., a Flagship company focused on the development of red blood cell therapeutics

•  Chairman of the Board of Axcella Health, Inc., a company focused on the development of products to treat multifactorial diseases

•  Board of Evelo Biosciences, a leading immuno-microbiome company

•  Novartis Representative on the CEO Roundtable on Cancer, a non-profit organization working to make continual progress toward the elimination of cancer from 2001 to 2008

•  Named by FierceBiotech as one of “The 25 most influential people in Biopharma”

Qualifications

Mr. Epstein’s extensive global business experience, deep understanding of life sciences and understanding of research and development initiatives provides valuable insights to our Board. We benefit from Mr. Epstein’s senior leadership experience and achievement in both business and the life sciences.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Roger W. Ferguson, Jr.

Director Since: 2010 Committees: • Compensation (Chair) Age: 66

Business Experience

Mr. Ferguson has been the President and Chief Executive Officer of TIAA (formerly TIAA-CREF) since 2008. Prior to joining TIAA, Mr. Ferguson served as Chairman of Swiss Re America Holding Corporation, a global insurance company, from 2006 to 2008. Mr. Ferguson served as Vice Chairman of the Board of Governors of the U.S. Federal Reserve System from 1999 to 2006. He represented the Federal Reserve on several international policy groups and served on key Federal Reserve System committees, including Payment System Oversight, Reserve Bank Operations and Supervision and Regulation. In addition, Mr. Ferguson led the Fed’s initial response on 9/11. From 1984 to 1997, Mr. Ferguson was an associate and partner at McKinsey & Company.

Public Board Memberships

•  General Mills, Inc., a manufacturer and marketer of branded consumer foods

•  Alphabet Inc., the parent holding company of Google Inc.

Additional Accomplishments and Memberships

•  Boards of a number of charitable and non-governmental organizations, including the Institute for Advanced Study, Memorial Sloan Kettering Cancer Center and the Smithsonian Institution

•  Chairman of The Conference Board

•  Member of the Economic Club of New York

•  Member of the Council on Foreign Relations

•  Member of the Group of Thirty

•  Fellowof the American Academy of Arts and Sciences, and Co-Chair of the Academy’s Commission on the Future of Undergraduate Education

•  Fellowof the American Philosophical Society

•  PreviousChairman and Executive Committee Member of the Business-Higher Education Forum

Qualifications

Mr. Ferguson brings to our Board his sound business judgment, extensive knowledge of the financial services industry and regulatory experience. We benefit from Mr. Ferguson’s service as Chief Executive Officer of TIAA and his experience as a member of other public company boards, which provides him an enhanced perspective on issues applicable to our company.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

John F. Ferraro

Director Since: 2015 Committees: • Audit (Chair) Age: 62

Business Experience

Mr. Ferraro was the Global Chief Operating Officer of Ernst & Young, a leading professional services firm, from 2007 to January 2015. In that role, he was responsible for the overall operations and services of Ernst & Young worldwide. Prior to the COO role, Mr. Ferraro served in several leadership positions, including as Global Vice Chair of Audit and as the senior advisory partner on some of the firm’s largest accounts. Mr. Ferraro began his career with Ernst & Young Milwaukee in 1976 and has served a variety of global companies. He has worked in Europe (London and Rome), throughout the Midwest (Chicago, Cleveland and Kansas City) and New York.

Public Board Memberships

•  Advance Auto Parts, Inc., an automotive aftermarket parts provider

•  ManpowerGroup Inc., a global workforce solution and service provider

Additional Accomplishments and Memberships

•  Founded the Audit Committee Leadership Network in 2003

•  Board of Trustees of Boston College High School and Marquette University

•  CPA and a member of the American Institute of Certified Public Accountants

Qualifications

Mr. Ferraro brings to our Board his extensive executive, auditing and accounting experience working with large and global corporations. We benefit from his extensive understanding of global business operations, markets and risks.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Andreas Fibig

Director Since: 2011 Chairman of the Board Age: 56

Business Experience

Mr. Fibig joined our Board in 2011 and has been our Chairman since December 2014 and Chief Executive Officer since September 2014. Previously, he served as President and Chairman of the Board of Management of Bayer HealthCare Pharmaceuticals, the pharmaceutical division of Bayer AG, from September 2008 to September 2014. Prior to that position, Mr. Fibig held a number of positions of increasing responsibility at Pfizer Inc., a research-based pharmaceutical company, including as Senior Vice President of the US Pharmaceutical Operations group from 2007 through 2008 and as President, Latin America, Africa and Middle East from 2006 through 2007. Mr. Fibig has been nominated for election to the Board of Novo Nordisk, a global healthcare company, for its March 2018 annual meeting.

Public Board Memberships

•  Board of Bunge Limited, a leading agribusiness and food company with integrated operations, until the Bunge Limited May 2018 annual meeting

Additional Accomplishments and Memberships

•  Executive Committee of the World Business Council for Sustainable Development, a CEO-led organization focused on creating a sustainable future for business, society and the environment

•  German American Chamber of Commerce, Inc.

•  German Academy of New York

Qualifications

Mr. Fibig’s prior work experience with pharmaceutical companies has provided him with extensive experience in international business, product development and strategic planning, which are directly translatable to his work as our Chairman and CEO.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Christina Gold

Director Since: 2013 Committees: • Compensation • Nominating and Governance (Chair) Age: 70

Business Experience

From September 2006 until September 2010, Ms. Gold was Chief Executive Officer, President and a director of The Western Union Company, a leader in global money movement and payment services. She was President of Western Union Financial Services, Inc. and Senior Executive Vice President of First Data Corporation, former parent company of The Western Union Company and provider of electronic commerce and payment solutions, from May 2002 to September 2006. Prior to that, Ms. Gold served as Vice Chairman and Chief Executive Officer of Excel Communications, Inc., a former telecommunications and e-commerce services provider, from October 1999 to May 2002. From 1998 to 1999, Ms. Gold served as President and CEO of Beaconsfield Group, Inc., a direct selling advisory firm that she founded. Prior to founding Beaconsfield Group, Ms. Gold spent 28 years (from 1970 to 1998) with Avon Products, Inc., a leading global beauty company, in a variety of positions, including as Executive Vice President, Global Direct Selling Development, Senior Vice President and later President of Avon North America, and Senior Vice President & CEO of Avon Canada.

Public Board Memberships

•  ITT Corporation, a manufacturer of highly engineered components and technology solutions for industrial markets

•  Korn/Ferry International, a leadership and talent management organization

•  Exelis, Inc., a diversified, global aerospace, defense and information solutions company, from October 2011 to May 2013

Additional Accomplishments and Memberships

•  Board of New York Life Insurance, a private mutual life insurance company

•  Board of Safe Water Network, a non-profit organization working to develop locally owned, sustainable solutions to provide safe drinking water

•  Board of Governors of Carleton University in Ottawa, Canada

Qualifications

Ms. Gold brings a number of valuable characteristics to our Board, including her extensive international and domestic business experience, her familiarity with the Company’s customer base, her financial expertise and her prior experience as a chief executive officer.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Katherine M. Hudson

Director Since: 2008 Committees: • Compensation Age: 71

Business Experience

As Chairperson, President and Chief Executive Officer of Brady Corporation, a global manufacturer of identification solutions and specialty industrial products, from 1994 until 2004, Ms. Hudson oversaw a doubling of annual revenues. Her prior experience during 24 years with Eastman Kodak, an imaging technology products provider, covered various areas of responsibility, including systems analysis, supply chain, finance and information technology. Her general management experience spans both commercial and consumer product lines.

Public Board Memberships

•  Charming Shoppes, Inc., a woman’s specialty retailer from 2000 to 2012

•  CNH Global NV, a manufacturer of agricultural and construction equipment, from 1999 to 2006.

•  Apple Computer Corporation, a designer and manufacturer of consumer electronics and software products, from 1994 to 1997

Qualifications

Ms. Hudson’s executive experience in supply chain, finance and information technology at Eastman Kodak and Brady Corporation and her governance leadership on other boards have translated to sound guidance to our Board on governance, supply chain, finance matters and information technology.

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Dale F. Morrison

Director Since: 2011 Committees: • Audit • Compensation • Nominating and Governance Lead Director Age: 69

Business Experience

Mr. Morrison has been a founding partner of TriPointe Capital Partners, a private equity firm, since 2011. Prior to TriPointe, he served from 2004 until 2011 as the President and Chief Executive Officer of McCain Foods Limited, an international leader in the frozen food industry. A food industry veteran, his experience includes service as Chief Executive Officer and President of Campbell Soup Company, various roles at General Foods and PepsiCo and as an operating partner of Fenway Partners, a private equity firm.

Public Board Memberships

•  InterContinental Hotels Group, an international hotel company

•  Trane Inc. from 2005 to 2008

Additional Accomplishments and Memberships

•  Non-Executive Chairman of the Center of Innovation at the University of North Dakota

•  Non-Executive Chairman of Young’s, a frozen foods company

•  Board of Harvest, a food distribution company

Qualifications

Mr. Morrison is a seasoned executive with strong consumer marketing, sales and international credentials and his knowledge of our customer base is very valuable to our Board. His experience in private equity and mergers and acquisitions is also an important asset for our Board.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Stephen Williamson

Director Since: 2017 Committees: • Audit Age: 51

Business Experience

Mr. Williamson currently serves as Senior Vice President and Chief Financial Officer at Thermo Fisher Scientific, a leader in life sciences and healthcare technologies. Appointed to this role in August 2015, Mr. Williamson is responsible for the company’s finance, tax, treasury and investor relations functions.

He joined Thermo Fisher in 2001 as Vice President, European Financial Operations, based in the U.K., and oversaw its integration activities across Europe. In 2004, Mr. Williamson moved to the U.S. and held finance leadership roles for many of Thermo Fisher’s operating businesses. In 2008, he became Vice President of Financial Operations for the company and led the finance function supporting all businesses.

Prior to Thermo Fisher, Mr. Williamson served as Vice President and Chief Financial Officer, Asia Pacific for Honeywell International (formerly AlliedSignal) in Singapore and held other finance roles in corporate development and operational finance. He began his career with Price Waterhouse in the transaction support group and the audit practice, working in both London and New York.

Additional Accomplishments and Memberships

•  Member of the Institute of Chartered Accountants of England and Wales

Qualifications

Mr. Williamson is an accomplished finance leader with extensive international senior management experience and he brings a deep understanding of the power of innovation and R&D as well as the value of M&A — core components of IFF’s strategy. His deep understanding of complex, global businesses, 20 years of M&A experience and extensive financial insight adds considerable guidance to our Board and Audit Committee.

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Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, including our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our Chief Accounting Officer. We also have adopted a Code of Conduct for Directors and a Code of Conduct for Executive Officers (together with the Code of Ethics, the “Codes”). The Codes are available through the Investor—Leadership & Governance—Governance link on our website, www.iff.com.

Only the Board or the Audit Committee may grant a waiver from any provision of our Codes in favor of a director or executive officer, and any such waiver and any amendments to the Codes will be publicly disclosed on our website, www.iff.com.

Shareholder Engagement

We regularly engage with our shareholders to better understand their perspectives on our Company, including our strategies, performance, matters of corporate governance and executive compensation. This dialogue has helped inform the Board’s decision-making and ensure our interests remain well-aligned with those of our shareholders. During 2017, we interacted with our largest active shareholders, representing approximately two-thirds of our outstanding shares. We believe that all of these engagements provide valuable feedback and this feedback is shared regularly with our Board and its relevant committees. As a result of the feedback we received from our shareholders in the past few years, we have, among other things, raised our annual dividend, executed our share repurchase program, pursued value-creating acquisitions, completed a perception study on capital allocation preferences, and increased our investor relations exposure with enhanced marketing in key markets in the United States and across continental Europe.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which set forth our governance principles relating to, among other things:

•	director independence;

•	director qualifications and responsibilities;

•	board and committee structure and meetings;

•	management succession; and

•	the CEO evaluation and succession process.

Pursuant to our Corporate Governance Guidelines, a person that has served for twelve consecutive, full annual terms on our Board cannot continue to serve as a director following the twelfth year of service, unless:

•	such person is one of our employees; or

•	our Board has made a determination that the nomination of such person would be in the best interests of our Company and our shareholders.

A director’s first full annual term begins on the date he or she is first elected at an annual meeting of shareholders and continues until the next annual meeting of shareholders. Unless a director is an employee of our Company, prior to the conclusion of the twelfth full annual term, the director shall submit his or her resignation as a director effective immediately prior to that year’s annual meeting of shareholders.

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Corporate Governance

 CORPORATE GOVERNANCE

The Nominating and Governance Committee reviews our Corporate Governance Guidelines annually, and recommends changes to the Board as appropriate. A copy of our Corporate Governance Guidelines is available through the Investor—Leadership & Governance—Governance link on our website, www.iff.com.

Sustainability Initiatives

Sustainability is an important part of how we do business. We have developed a sustainability strategy that is underpinned by the concept of a circular economy and guided by our vision to lead positive transformational changes toward a regenerative, healthy and abundant world. We aim to implement these principles in the way we design and manufacture our products, and in the way we treat our employees as well as the communities in which we operate.

In 2017, IFF was named by CDP to the Climate “A” list for the third consecutive year as a reflection of our leadership in carbon management. CDP also awarded IFF leadership status for our water management strategy. Additional achievements in 2017 included:

•	the industry’s first GreenCircle Certified Zero Waste to Landfill designation, at our South Brunswick, New Jersey manufacturing facility;

•	member of WBCSD’s Food Reform for Sustainability and Health (FReSH) initiative; and

•	Shubh Mint, a unique partnership with Mars Wrigley Confectionery to advance mint plant science and support mint farmers and their communities.

From the raw materials we source responsibly, to our eco-efficient manufacturing facilities and carefully designed products, we will continue our efforts to make a positive difference in the world.

Independence of Directors

Pursuant to our Corporate Governance Guidelines, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with the Company. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and the Company or members of our senior management.

The Board has affirmatively determined that each of our current directors (other than Mr. Fibig, our CEO) meets our independence requirements and those of the NYSE’s corporate governance listing standards:

Independent Directors
Marcello V. Bottoli	Christina Gold

Dr. Linda Buck	Henry W. Howell, Jr.

Michael L. Ducker	Katherine M. Hudson

David R. Epstein	Dale F. Morrison

John F. Ferraro	Stephen Williamson
Roger W. Ferguson, Jr.

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In the ordinary course of business, transactions may occur between the Company or members of our senior management and entities with which some of our directors are or have been affiliated. During 2017, in connection with its evaluation of director independence, our Board reviewed transactions between the Company and any company where our directors or their family members serve as executive officers. Specifically, (i) in the ordinary course of business, we utilize the services of FedEx Freight, of which Mr. Ducker serves as President and Chief Executive Officer, (ii) in the ordinary course of business we purchase services from, and sell products and services to Thermo Fisher Scientific, a life sciences and healthcare technology company, of which Mr. Williamson serves as Senior Vice President and Chief Financial Officer, and (iii) one of our executive officers has purchased an immaterial interest in a co-investment vehicle managed by Mr. Bottoli. The Board determined that none of these transactions impaired the independence of the respective director.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, the Board does not have a policy that requires a separation of the Chairman of the Board (“Chairman”) and CEO positions. The Board believes that it is important to have the flexibility to make this determination from time to time based on the particular facts and circumstances then affecting our business.

Currently, we combine the positions of Chairman and CEO. We believe that the CEO, as the Company’s chief executive, is in the best position to fulfill the Chairman’s responsibilities, including those related to identifying emerging issues facing our Company, and communicating essential information to the Board about our performance and strategies. We also believe that the combined role of Chairman and CEO provides us with a distinct leader and allows us to present a single, uniform voice to our customers, business partners, shareholders and employees. If at any point in time the Board feels that its current leadership structure may be better served by separating the roles of Chairman and CEO, it may then determine to separate these positions.

In order to mitigate potential disadvantages of a combined Chairman and CEO, the Board has created the position of Lead Director to facilitate and strengthen the Board’s independent oversight of our performance, strategy and succession planning and to promote effective governance standards. The independent directors of the Board elect a Lead Director from among the independent directors. Our current Lead Director is Mr. Morrison.

Duties of our Lead Director

➢    Presides at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors, and provides prompt feedback regarding those meetings to the Chairman and CEO;

➢ Approves and provides suggestions for Board meeting agendas, with the involvement of the Chairman and CEO and input from other directors;

➢ Serves as liaison between the Chairman and CEO and the independent directors;

➢ Monitors significant issues occurring between Board meetings and assures Board involvement when appropriate; and

➢ Ensures, in consultation with the Chairman and CEO, the adequate and timely exchange of information between the management team and the Board.

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Board Committees

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which operates under a written charter adopted by the Board. Each Committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. In 2017, each of the Audit Committee, Compensation Committee and the Nominating and Governance Committee reviewed its charter, and amended it where appropriate. Each Committee charter provides that the Committee will annually review its performance, and each Committee reviewed and discussed its performance in 2017. A current copy of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee charters is available through the Investor—Leadership & Governance—Governance link on our website, www.iff.com.

The table below provides the current membership and chairperson for each of our Committees and identifies our current Lead Director.

Name	Audit	Compensation	Nominating and Governance	Lead Director
Marcello V. Bottoli	●

Dr. Linda Buck			●

Michael L. Ducker		●

David R. Epstein			●

Roger W. Ferguson, Jr.

John F. Ferraro

Christina Gold		●

Henry W. Howell, Jr.	●*		●*

Katherine M. Hudson		●

Dale F. Morrison	●	●	●	●

Stephen Williamson	●

= Committee Chair

* = Effective as of the 2018 Annual Meeting, Mr. Howell will retire from the Board.

Board and Committee Meetings

Our Board held six meetings during 2017. The Audit Committee held seven meetings, the Compensation Committee held five meetings and the Nominating and Governance Committee held six meetings during 2017. All incumbent directors attended at least 75% of the total Board and Committee meetings on which he or she served during 2017. All of our directors who were serving on the day of last year’s annual meeting of shareholders attended that meeting. Under our Corporate Governance Guidelines, unless there are mitigating circumstances, such as medical, family or business emergencies, Board members should endeavor to participate in all Board meetings and all Committee meetings of which the director is a member and to attend our annual meeting of shareholders. Our non-employee directors, all of whom are currently independent, meet in executive session, without the presence of any corporate officer or member of management, in conjunction with regular meetings of the Board and Committees.

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Audit Committee

Current Members:	Responsibilities

John F. Ferraro (Chair) Marcello V. Bottoli Henry W. Howell, Jr. Dale F. Morrison Stephen Williamson Meetings in 2017: 7

The Audit Committee’s responsibilities include overseeing and reviewing:

•  the financial reporting process and the integrity of our financial statements, capital structure and related financial information;

•  our internal control environment, systems and performance;

•  the audit process followed by our independent accountant and our internal auditor;

•  the appointment, compensation, retention and oversight of our independent accountant and our internal auditor;

•  our independent accountant’s and internal auditor’s qualifications, performance and independence, and whether our independent accountant and internal auditor should be rotated, considering the advisability and potential impact of selecting a different independent accountant or internal auditor;

•  the procedures for monitoring compliance with laws and regulations and with our Code of Business Conduct and Ethics;

•  assisting the Board in overseeing and reviewing with management financial risks and the policies and practices established to manage such risks;

•  establishing, monitoring and reviewing procedures for the treatment of concerns regarding compliance, accounting, internal accounting controls and auditing matters; and

•  reviewing and pre-approving all audit and non-audit services performed by our independent accountant.

Delegation. Under its charter, the Audit Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Audit Committee members or subcommittees.

Independence and Financial Expertise

The Board reviewed the background, experience and independence of the current Audit Committee members and based on this review, the Board determined that each member of the Audit Committee:

•  meets the independence requirements of the NYSE’s corporate governance listing standards;

•  meets the enhanced independence standards for audit committee members required by the SEC;

•  is financially literate, knowledgeable and qualified to review financial statements; and

•  qualifies as an “audit committee financial expert” under the SEC rules.

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Compensation Committee

Current Members:	Responsibilities

Roger W. Ferguson, Jr. (Chair) Michael Ducker Christina Gold Katherine M. Hudson Dale F. Morrison Meetings in 2017: 5

The Compensation Committee’s responsibilities include:

•  determining, subject to approval by the independent directors of the Board, the CEO’s compensation;

•  reviewing and making determinations regarding compensation of executive officers (other than the CEO) and certain other members of senior management;

•  reviewing, adopting and recommending to the Board, or shareholders as required, general compensation and benefits policies, plans and programs, and overseeing the administration of such policies, plans and programs;

•  reviewing and discussing with management each year the Compensation Discussion and Analysis included in our annual proxy statement;

•  recommending to the Board any changes to the compensation and benefits of non-employee directors;

•  conducting a risk assessment of our overall compensation policies and practices; and

•  reviewing succession planning for executive officers (other than the CEO) and certain members of senior management.

Authority and Delegation.  Under its charter, the Compensation Committee is responsible for assisting the Board in ensuring that long-term and short-term compensation provide performance incentives to management, and that compensation plans are appropriate and competitive and reflect the goals and performance of management and our Company. As discussed in more detail in this proxy statement under the heading “Compensation Discussion and Analysis,” the Compensation Committee considers Company-wide performance against applicable annual and long-term performance goals pre-established by the Compensation Committee, taking into account economic and business conditions, and comparative compensation and benefit performance levels. If the Compensation Committee deems it appropriate, it may delegate certain of its responsibilities to one or more Compensation Committee members or subcommittees.

Independence

The Board reviewed the background, experience and independence of the Compensation Committee members and, based on this review, the Board determined that each member of the Compensation Committee:

•  meets the independence requirements of the NYSE’s corporate governance listing standards;

•  is an “outside director” pursuant to the criteria established by the Internal Revenue Service; and

•  is a “non-employee” director within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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Role of Compensation Consultant. The Compensation Committee has the sole authority to retain compensation consultants or advisors to assist it in fulfilling its responsibilities, including evaluating CEO, executive and non-employee director compensation, and in fulfilling its other responsibilities. From time to time, management also retains its own outside compensation consultants. In 2017, the Committee directly engaged FW Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. FW Cook’s work with the Committee included analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs. In addition, in 2017, FW Cook conducted a review of our current peer group to ensure that it continues to serve as an appropriate benchmark for executive and non-employee director compensation levels and practices. FW Cook also reviewed our executive pay for performance, our aggregate long-term incentive practices, and provided updates on executive compensation trends and developments. FW Cook will continue to work with the Committee to provide it with analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs. FW Cook was engaged exclusively by the Committee on executive and director compensation matters and does not have any other consulting arrangements with the Company. The Compensation Committee considered the independence of FW Cook and determined that no conflicts of interest exist.

Role of Management. Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, and data and analysis for the design and administration of the compensation, benefits and perquisite programs for our executives. The Compensation Committee combines this information with the recommendations and information from its independent compensation consultant.

Our CEO, our Executive Vice President, Chief Human Resources Officer (“CHRO”) and our Executive Vice President, General Counsel and Corporate Secretary (“General Counsel”) generally attend Compensation Committee meetings. CEO performance and compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee’s independent compensation consultant as requested by the Compensation Committee. Our CEO and CHRO, without the presence of any other members of senior management, actively participate in the compensation discussions of our executives, including making recommendations to the Compensation Committee as to the amount and form of compensation (other than their own).

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee was at any time during 2017 or at any other time an officer or employee of our Company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

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 CORPORATE GOVERNANCE

Nominating and Governance Committee

Current Members:	Responsibilities

Christina Gold (Chair) Linda Buck David R. Epstein Henry W. Howell, Jr. Dale F. Morrison Meetings in 2017: 6

The Nominating and Governance Committee’s responsibilities include:

•  developing and reviewing criteria for the selection of directors, and making recommendations to the Board with respect thereto;

•  identifying qualified individuals to serve on the Board, reviewing the qualifications of director candidates and recommending to the Board the nominees to be proposed by the Board for election as directors at the annual meeting of shareholders;

•  reviewing the suitability of directors for continued service, including in case of a resignation tendered by a director following a change in employment or anticipated board memberships, and making recommendations to the Board with respect to their continued service;

•  reviewing director candidates recommended by shareholders for election;

•  establishing and reviewing policies pertaining to roles, responsibilities, tenure and removal of directors;

•  overseeing CEO succession planning;

•  developing and reviewing the Board and Board committee evaluation process;

•  overseeing the annual CEO evaluation process and recommend to the Board the annual performance goals for the CEO;

•  reviewing and recommending changes to our Corporate Governance Guidelines and monitoring corporate governance issues; and

•  reviewing and, if appropriate, approving transactions with related parties.

Delegation.  The Nominating and Governance Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Governance Committee members or subcommittees.

Independence

The Board reviewed the background, experience and independence of the Nominating and Governance Committee members, and based on this review, the Board determined that each member of the Nominating and Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

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Board and Committee Assessment Process

Each year, the Nominating & Governance Committee leads an evaluation of the effectiveness of the Board and each of its committees. Each member of the Board and each member of the Board committees responds to an anonymous survey regarding the effectiveness of the Board, its committees and their leadership, and the dynamics between the Board and management. The Board supplements this process through the use of in-person director interviews every other year during which the Lead Director and the Chair of the Nominating & Governance Committee interviews each director to obtain his or her assessment of the effectiveness of the Board and its committees. After consulting with each other, the Lead Director and Chair of the Nominating & Governance Committee summarize and review the results with the Board and each Board committee.

Succession Planning

Our Board recognizes that one of its most important duties is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of our Chairman and CEO and other senior members of executive management. As part of this process, our CEO and our executive officers are required to prepare a detailed development and succession plan for themselves and for their direct reports on an annual basis. The Company’s executives regularly attend Board meetings and maintain an ongoing dialogue with Board members, which is critical to the Company’s succession planning. The Compensation Committee reviews, on an annual basis, potential successors for the Company’s executive officers and such other senior management employees as the Compensation Committee may determine. In addition, the Nominating and Governance Committee also agrees upon and recommends to the Board a succession plan for our CEO, including in emergency situations. Our Board is committed to being prepared for a planned or unplanned change in our leadership in order to ensure our stability.

Risk Management Oversight

Board Role in Overseeing Risk

Our Board is actively involved in the oversight of risks that could affect our Company and is responsible for overseeing and reviewing with management the Company’s enterprise-wide risks and the policies and practices established to manage such risks. It is the responsibility of the CEO and other senior management to manage the Company’s day-to-day business risks and its risk management process. We believe this division of responsibility is the most effective approach for addressing risk management.

Management maintains an enterprise risk management (“ERM”) program which is designed to identify and assess our global risks and to develop steps to mitigate and manage risks. As part of its risk management practices, the Company has established a management risk committee made up of key members of the Company’s management to integrate global risk activities (including cybersecurity, compliance, business and crisis management) and to ensure appropriate prioritization of resources and alignment across the Company. The Board receives regular reports on the ERM process and the Company’s risk mitigation activities. The full Board focuses on operational risk, financial risk, regulatory risk, litigation risk, cybersecurity and information security risk, tax risk, credit risk, and liquidity risk, as well as our general risk management strategy, and how these risks are being managed. The Audit Committee is primarily responsible for assisting the Board in its responsibility to oversee and review with management financial risks and the policies and practices established to manage such risks, and also oversees and reviews procedures for monitoring compliance with laws and regulations and our Code of Business Conduct and Ethics. The Compensation Committee is primarily responsible for overseeing the management of risks associated with compensation policies and practice, our compensation plans (including equity compensation plans and programs), severance, change in control and other employment-related matters. The Nominating and Governance Committee monitors the Company’s governance risk and CEO succession risk.

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 CORPORATE GOVERNANCE

Compensation Risks

In the fourth quarter of 2017, the Compensation Committee, working with its independent compensation consultant, conducted a risk assessment of our executive compensation programs. The goal of this assessment was to determine whether the general structure of our executive compensation policies and programs, annual and long-term performance goals or the administration of the programs posed any material risks to our Company. In addition, with the input of our CHRO, the Compensation Committee reviewed compensation programs and policies below the executive level in a Company-wide risk assessment. The Compensation Committee shared the results of this review with our full Board.

The Compensation Committee determined, based on the reviews of its independent compensation consultant and management’s input and other factors, that the compensation policies and practices for the Company’s employees in 2017, including the established performance goals and incentive plan structures, did not result in excessive risk taking or the implementation of inappropriate business decisions or strategies by the Company’s executives or employees generally, and that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on the Company.

Related Person Transactions and Other Information

Transactions with Related Persons

In 2017, there were no transactions and there are no currently proposed transactions in excess of $120,000 in which the Company was or will be a participant and in which any director or executive officer of the Company, any known 5% or greater shareholder of the Company or any immediate family member of any of the foregoing persons, had or will have a direct or indirect material interest as defined in Item 404(a) of Regulation S-K.

Related Person Transactions Policy

In accordance with SEC rules, our Board has adopted a written policy for the review and the approval of related person transactions. This policy is available through the Investor-Leadership & Governance-Governance link on our website, www.iff.com. Under the policy, a “related person” is specifically defined as an executive officer, a director, a director nominee, a beneficial owner of more than 5% of any class of voting securities, an immediate family member of any of the foregoing, or a controlled entity, which is defined as an entity owned or controlled by any of the foregoing or in which any such person serves as an officer or partner, or together with all of the foregoing persons, owns 5% or more equity interests. The policy defines a “related person transaction” as a transaction or series of transactions involving a related person and the Company, excluding employment arrangements involving an executive officer or other senior officer or employee of the Company and director compensation arrangements. The policy requires that any such transaction be approved or ratified by the Nominating and Governance Committee. If accounting issues are involved in the transaction, the Nominating and Governance Committee will consult with the Audit Committee if deemed appropriate.

Pursuant to the policy, a related person transaction will be approved or ratified only if the Nominating and Governance Committee determines that it is being entered into in good faith and on fair and reasonable terms which are in the best interest of our Company and our shareholders. In determining whether to approve or ratify a transaction, the Nominating and Governance Committee considers the following factors, to the extent relevant:

•	the related person’s relationship to the Company and interest in the transaction;

•	the material facts of the transaction;

•	the benefits to the Company;

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•	the availability of alternate sources of comparable products or services and the terms of such alternative; and

•	an assessment as to whether the transaction is on terms comparable to the terms available to an unrelated third party or to employees generally.

No related person may participate in the review of a transaction in which he or she may have an interest. In addition, except for non-discretionary contributions made pursuant to our matching contributions program, a charitable contribution by our Company to an organization in which a related person is known to be an officer, director or trustee, is subject to approval by the Nominating and Governance Committee. In 2017, there were no related person transactions presented under the policy.

Other Information

On August 5, 2008, the SEC approved a settlement with Ernst & Young LLP and two of its partners, including Mr. Ferraro, relating to auditor independence issues arising out of business relationships between Ernst & Young LLP and an individual who was also a member of the board of directors of three of its audit clients. The matter arose out of actions taken by Mr. Ferraro in 2002 in his role as Vice Chairman of Ernst & Young LLP. Ernst & Young LLP and Mr. Ferraro resolved that matter by way of a negotiated settlement in which the respondents neither admitted nor denied the underlying allegations and accepted an administrative cease and desist order. The negotiated resolution did not involve any suspension, fines or other sanctions against Mr. Ferraro. Mr. Ferraro thereafter remained a partner in good standing at Ernst & Young LLP until he retired in January 2015. Our Board took into consideration all factors regarding Mr. Ferraro’s character and experience and believes that he is a significant asset to the Board.

Share Retention Policy

We encourage our executives and directors to own our common stock so that they share the same long-term investment risk as our shareholders. Our Share Retention Policy provides executives and directors flexibility in personal financial planning, yet requires them to maintain ongoing and substantial investment in our common stock.

Under our Share Retention Policy, each executive and director must retain shares of Company common stock at a targeted ownership level. There is no deadline by which an executive or director must meet his or her targeted ownership level. The targeted ownership level for directors is five times the cash portion of the annual retainer (not including any retainer for service as a committee chairperson or lead director). The targeted ownership levels for executives are:

•	the lesser of shares equal in value to five times base salary or 120,000 shares for our CEO,

•	the lesser of shares equal in value to three times base salary or 35,000 shares for our CFO and Group Presidents, and

•	the lesser of shares equal in value to two times base salary or 20,000 shares for other executives, including our General Counsel.

If an executive or director does not meet the targeted ownership level, the executive or director may not sell or transfer any shares held in an equity, a deferred compensation or a retirement plan account provided by the Company, and the executive or director must retain such shares in such accounts until the targeted ownership level is met. For executives, if their retention requirement is not met, the executive is required to retain a portion of any shares of common stock acquired as a result of exercising any stock settled appreciation right (“SSAR”) or as a result of the vesting of restricted stock or a restricted stock unit (“RSU”) (after payment of any exercise price and taxes).

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 CORPORATE GOVERNANCE

As of March 7, 2018, all of our named executive officers and directors were in compliance with our Share Retention Policy. Additional detail regarding ownership of our common stock by our executive officers and directors is included in this proxy statement under the heading “Securities Ownership of Management, Directors and Certain Other Persons.”

Equity Grant Policy

The Compensation Committee has adopted an Equity Grant Policy with respect to the issuance of equity awards under our equity plans. Under the Equity Grant Policy, the Compensation Committee approves all equity awards to our executives other than our CEO, and our Board approves all equity awards to our CEO and to our non-employee directors. The grant date for annual awards to all employees and for annual awards to our non-employee directors is the date of the Company’s annual meeting of shareholders. The grant date for awards under our Long-Term Incentive Plan (“LTIP”) is the date that the Compensation Committee (or Board in the case of our CEO) approves the applicable LTIP metrics. In addition to the annual grants, equity awards may be granted “off-cycle” at other times during the year to new hires, employees receiving promotions, director appointments and in other special circumstances. The grant price of equity awards (other than LTIP awards) is the closing price of our common stock on the NYSE on the date of the grant or, if the grant date is not a business day, the closing price on the NYSE on the following business day. The grant price for LTIP awards is the 20-day trailing average price of our common stock on the NYSE as of the first trading day of the applicable LTIP performance cycle.

Policy Regarding Derivatives, Short Sales, Hedging and Pledges

Under our insider trading policy, directors and all employees, including our named executive officers, are prohibited from entering into transactions designed to hedge against economic risks associated with an investment in our common stock. These individuals may not trade in derivatives in our securities (such as put and call options), effect “short sales” of our common stock, or enter into monetization transactions or similar arrangements (such as prepaid variable forwards, equity swaps, collars or exchange funds) relating to our securities. These individuals are also prohibited from holding shares of our common stock in margin accounts or pledging shares of our common stock as collateral for a loan.

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Director Compensation Program

Annual Director Cash and Equity Compensation

Under our non-employee director compensation program, for the service year from the 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”) to the 2018 Annual Meeting, each non-employee director received an annual retainer of $235,000, of which $112,500 was paid in cash and $122,500 was paid in RSUs issued under our 2015 Stock Award and Incentive Plan (“2015 SAIP”) on the date of the 2017 Annual Meeting. These RSUs vest one year from the grant date and are subject to accelerated vesting upon a change in control. The 882 RSUs granted to each director on the date of the 2017 Annual Meeting was calculated using the closing market price of our common stock on the grant date. Any director who is an employee of our Company does not receive any additional compensation for his or her service as a director.

Compensation for our Lead Director and Committee Chairs

For the service year from the 2017 Annual Meeting to the 2018 Annual Meeting, the Lead Director received an additional annual cash retainer of $20,000, the Chair of the Audit Committee received an additional annual cash retainer of $17,500, the Chair of the Compensation Committee received an additional annual cash retainer of $15,000 and the Chair of the Nominating and Governance Committee received an additional annual cash retainer of $12,500.

Participation in our Deferred Compensation Plan

Non-employee directors are eligible to participate in our Deferred Compensation Plan (“DCP”). A non- employee director may defer all or a portion of his or her cash compensation as well as any RSUs granted to him or her, subject to tax law requirements. Additional details regarding our DCP may be found in this proxy statement under the heading “Executive Compensation—Non-Qualified Deferred Compensation.” Non-employee directors are not entitled to matching contributions or the 25% premium on deferrals into our common stock fund that are applicable to employees under the DCP.

Additional Benefits

We reimburse our non-employee directors for travel and lodging expenses incurred in connection with their attendance at Board and Committee meetings, our shareholder meetings and other Company-related activities. In addition, our current directors are eligible to participate in our Matching Gift Program. Under this program, we match, on a dollar for dollar basis, contributions made by directors to qualifying charitable organizations up to a maximum of $10,000 per person per year.

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Director’s Compensation

 DIRECTORS’ COMPENSATION

The following table details the compensation paid to or earned by our non-employee directors for the year ended December  31, 2017.

2017 Directors’ Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	All Other Compensation ($)(5)	Total ($)
Marcello V. Bottoli	112,500	120,217	10,000	242,717
Dr. Linda Buck	112,500	120,217	—	232,717
Michael L. Ducker	112,500	120,217	—	232,717
David R. Epstein	112,500	120,217	10,000	242,717
Roger W. Ferguson, Jr.	127,500	120,217	—	247,717
John F. Ferraro	130,000	120,217	10,000	260,217
Christina Gold	129,178	120,217	10,000	259,395
Henry W. Howell, Jr.	112,500	120,217	10,000	242,717
Katherine M. Hudson	112,500	120,217	10,000	242,717
Dale F. Morrison	132,500	120,217	10,000	262,717
Stephen Williamson (6)	84,760	90,021	—	174,781

(1)	The amounts in this column include (i) the annual cash retainer for service as a non-employee director, (ii) for certain directors, the annual cash retainer for service as Lead Director or as chairperson of a Board committee during 2017, and (iii) nominal amounts of cash paid in lieu of fractional shares of common stock. Of the amounts in this column, the following amounts were deferred in 2017 under our DCP: Dr. Buck - $112,500; Mr. Ducker - $112,500; Mr. Epstein - $112,500; Mr. Ferguson - $127,500; Mr. Ferraro - $130,000; Ms. Hudson - $112,500; Mr. Morrison - $132,500 and Mr. Williamson - $84,760. Earnings in our DCP were not above-market or preferential and thus are not reported in this table.

(2)	The amounts in this column represent the aggregate grant date fair value of equity awards granted during the fiscal year ended December 31, 2017, computed in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs may be found in Note 12 to our audited financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2018.

(3)	Each director received a grant on May 3, 2017 of 882 RSUs under our 2015 SAIP. Mr. Williamson, who joined our Board during 2017, received a grant of 669 RSUs on August 1, 2017. None of our directors forfeited any RSUs or shares of deferred stock during 2017.

(4)	As of December 31, 2017, the following directors held the number of unvested RSUs and shares of deferred common stock indicated in the table below.

Director	RSUs	Deferred Stock
Marcello V. Bottoli	882	16,727
Dr. Linda Buck	882	17,929
Michael L. Ducker	882	4,226
David R. Epstein	882	1,865
Roger W. Ferguson, Jr.	882	10,048
John F. Ferraro	882	1,927
Christina Gold	882	1,333
Henry W. Howell, Jr.	882	43,638
Katherine M. Hudson	882	18,581
Dale F. Morrison	882	14,624
Stephen Williamson	669	575

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 DIRECTORS’ COMPENSATION

The deferred shares, which are held under the DCP, result from deferral of vested equity grants, voluntary deferral of retainer fees or the crediting of additional share units as a result of reinvestment of dividend equivalents. Deferred shares will be settled by delivery of common stock upon the director’s separation from service on the Board, or as otherwise elected by the director. All of the deferred shares are included for each director in the Beneficial Ownership Table.

(5)	The amounts in this column are contributions made by us under our Matching Gift Program to eligible charitable organizations matching contributions of the director to those charitable organizations during 2017.

(6)	Mr. Williamson joined our Board in August 2017.

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Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 7, 2018, by each current director, each director nominee, the persons named in the Summary Compensation Table in this proxy statement and all current directors and executive officers as a group. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)(3)		Percent of Class**
Marcello V. Bottoli	19,854	(4)	*
Dr. Linda Buck	18,811	(5)	*
Anne Chwat	48,340	(6)	*
Michael L. Ducker	5,108	(7)	*
David R. Epstein	2,747	(8)	*
Roger W. Ferguson, Jr.	10,930	(9)	*
John F. Ferraro	2,809	(10)	*
Andreas Fibig	79,576	(11)	*
Christina Gold	5,250	(12)	*
Matthias Haeni	23,008	(13)	*
Henry W. Howell, Jr.	45,718	(14)	*
Katherine M. Hudson	21,963	(15)	*
Nicolas Mirzayantz	49,027	(16)	*
Dale F. Morrison	15,506	(17)	*
Richard O’ Leary	21,263	(18)	*
Stephen Williamson	575	(19)	*
All Directors and Executive Officers as a Group (19 persons)	392,783	(20)	*

*	Less than 1%.

**	Based on 78,912,323 shares of common stock outstanding as of March 7, 2018.

(1)	Except as otherwise indicated, the address of each person named in the table is c/o International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019.

(2)	This column includes (i) shares held by our executive officers in our 401(k) Retirement Investment Fund Plan and (ii) shares of Purchased Restricted Stock (“PRS”) held by our executive officers. Shares of PRS are subject to vesting and may be forfeited if the executive officer’s employment is terminated.

(3)	In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person within 60 days after March 7, 2018 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. Certain stock equivalent units held in the IFF Stock Fund under our DCP are premium stock equivalent units paid to executive officers that are subject to vesting and may be forfeited if the executive officer’s employment is terminated. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(4)	Includes (i) 1,100 shares held indirectly by a trust for which Mr. Bottoli is the settlor/grantor and Mr. Bottoli and two immediate family members are the beneficiaries, (ii) 16,727 stock equivalent units held in the IFF Stock Fund under our DCP and (iii) 882 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2018 which Mr. Bottoli has elected to defer to our DCP.

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Securities Ownership

 SECURITIES OWNERSHIP

(5)	Represents (i) 17,929 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 882 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2018 which Ms. Buck elected to defer to our DCP.

(6)	Includes (i) 6,840 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,679 shares earned under the completed 2015-2017 LTIP cycle that will be issued within 60 days of March 7, 2018.

(7)	Represents (i) 4,226 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 882 shares pursuant to RSUs that will vest within 60 days after March 7, 2018 which Mr. Ducker has elected to defer to our DCP.

(8)	Represents (i) 1,865 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 882 shares pursuant to RSUs that will vest within 60 days after March 7, 2018 which Mr. Epstein has elected to defer to our DCP.

(9)	Represents (i) 10,048 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 882 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2018 which Mr. Ferguson has elected to defer to our DCP.

(10)	Represents (i) 1,927 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 882 shares issuable pursuant to RSUs that will vest within 60 days after March 7, 2018 which Mr. Ferraro has elected to defer to our DCP.

(11)	Includes (i) 22,528 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 7,620 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2018 and (iii) 12,022 shares earned under the completed 2015-2017 LTIP cycle that will be issued within 60 days of March 7, 2018.

(12)	Includes (i) 1,333 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 882 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2018.

(13)	Includes 3,006 shares earned under the completed 2015-2017 LTIP cycle that will be issued within 60 days of March 7, 2018.

(14)	Includes (i) 43,081 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 882 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2018.

(15)	Includes (i) 18,581 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 882 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2018 which Ms. Hudson has elected to defer to our DCP.

(16)	Includes (i) 2,212 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 3,006 shares earned under the completed 2015-2017 LTIP cycle that will be issued within 60 days of March 7, 2018.

(17)	Includes (i) 14,624 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 882 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2018 which Mr. Morrison has elected to defer to our DCP.

(18)	Includes (i) 2,601 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,176 shares earned under the completed 2015-2017 LTIP cycle that will be issued within 60 days of March 7, 2018.

(19)	Includes 575 stock equivalent units held in the IFF Stock Fund under our DCP.

(20)	Includes an aggregate of (i) 165,097 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 16,440 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2018, and (iii) 23,248 shares earned under the completed 2015-2017 LTIP cycle that will be issued within 60 days after March 7, 2018.

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 SECURITIES OWNERSHIP

5% Shareholders

The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, as of March 7, 2018, based on a review of filings with the SEC. Unless otherwise indicated, beneficial ownership is direct.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class*
Winder Investment Pte Ltd #03-00 8 Robinson Road, ASO Building Singapore 048544	10,420,193	(1)	13.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	8,968,346	(2)	11.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,289,706	(3)	6.7%

*	Based on 78,912,323 shares of common stock outstanding as of March 7, 2018.

(1)	This amount is based solely on Amendment No. 3 to Schedule 13G filed with the SEC on February 14, 2018 by Winder Investment Pte Ltd. Winder Investment has the sole power to vote or direct the vote and the sole power to dispose of or direct the disposition of these shares.

(2)	This amount is based solely on Amendment No. 9 to Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group. Of these shares, The Vanguard Group has the (i) sole power to vote or direct the vote with respect to 113,056 of these shares, (ii) shared power to vote or direct the vote with respect to 16,763 of these shares, (iii) sole power to dispose or direct the disposition of 8,840,684 of these shares, and (iv) shared power to dispose or direct the disposition of 127,662 of these shares.

(3)	This amount is based solely on Amendment No. 8 to Schedule 13G filed with the SEC on February 8, 2018 by BlackRock, Inc. Of these shares, BlackRock has the (i) sole power to vote or direct the vote with respect to 4,544,791 of these shares and (ii) sole power to dispose or direct the disposition of 5,289,706 of these shares.

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Selection of our Independent Registered Public Accounting Firm

The Audit Committee of our Board is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence to determine whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2018, and our Board has directed that our management submit that selection for ratification by our shareholders at the 2018 Annual Meeting. PwC has been retained as our external auditor continuously since 1957. In connection with the selection of PwC, the Audit Committee annually reviews and negotiates the terms of the engagement letter entered into with PwC. This letter sets forth important terms regarding the scope of the engagement, associated fees, payment terms, responsibilities of each party and the election of the parties to be subject to binding arbitration in the case of any dispute.

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to our Company. For lead and quality review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and management.

The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of PwC as our independent registered public accounting firm for 2018. Although ratification is not required by our By-Laws or otherwise, we are submitting the selection of PwC to our shareholders for ratification because we value our shareholders’ views on our Company’s independent registered public accounting firm and as a matter of good corporate governance. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the Audit Committee’s selection of our independent registered public accounting firm in the next fiscal year, but is not bound by the shareholders’ vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of our Company and our shareholders.

Representatives of PwC are expected to attend the 2018 Annual Meeting, where they will be available to respond to questions and, if they desire, to make a statement.

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Proposal 2 – Ratification of Independent Registered Public Accounting Firm

 PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table provides detail about fees for professional services rendered by PwC for the years ended December 31, 2017 and December 31, 2016.

	2017	2016
Audit Fees (1)	$6,501,799	$5,269,019
Audit-Related Fees (2)	$69,140	$133,035
Tax Fees (3)
Tax Compliance	$—	$12,000
Other Tax Services	$391,107	$500,000
All Other Fees (4)	$9,015	$11,781
Total	$6,971,061	$5,925,835

(1)	Audit Fees were for professional services rendered for audits of our consolidated financial statements and statutory and subsidiary audits, consents and review of reports filed with the SEC and consultations concerning financial accounting and reporting standards. Audit Fees also included the fees associated with an annual audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, integrated with the audit of our annual financial statements.

(2)	Audit-Related Fees were for services related to review of certain governance, risk and compliance procedures and other local statutory requirements.

(3)	Tax Compliance services consisted of fees related to the preparation of tax returns, assistance with tax audits and appeals, indirect taxes, expatriate tax compliance services and transfer pricing services. Other Tax Services consisted of tax planning and tax advisory services.

(4)	All Other Fees were for software licenses and other professional services.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (PCAOB) regarding auditor independence, the Audit Committee has responsibility for:

•	appointing,

•	negotiating, and setting the compensation of, and

•	overseeing the performance of, the independent registered public accounting firm.

In recognition of this responsibility, the Audit Committee has established policies and procedures to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm to our Company by category, including audit-related services, tax services and other permitted non-audit services. Under the policy, the Audit Committee pre-approves all services obtained from our independent registered public accounting firm by category of service, including a review of specific services to be performed, fees expected to be incurred within each category of service and the potential impact of such services on auditor independence. The term of any pre-approval is for the financial year, unless the Audit Committee specifically provides for a different period in the pre-approval.

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 PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

If it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, the Audit Committee requires separate pre-approval before engaging the independent registered public accounting firm. To facilitate the process, the policy delegates pre-approval authority to the Audit Committee chairperson to pre-approve services up to $20,000, and the Audit Committee may also delegate authority to one or more of its members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All services rendered by PwC to our Company are permissible under applicable laws and regulations. During 2017, all services performed by PwC which were subject to the SEC’s pre-approval requirements were approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policy in effect during 2017.

Audit Committee Report

The Audit Committee (“we,” “us” or the “Committee”) operates in accordance with a written charter, which was adopted by the Board. A copy of that charter is available through the Investor—Leadership & Governance—Governance link on the Company’s website at www.iff.com. The Committee is composed of five directors whom the Board has determined are “independent,” as required by the applicable listing standards of the NYSE and the rules of the SEC, and whom qualify as “audit committee financial experts” as defined by the rules of the SEC.

Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”).

The Committee oversees the Company’s financial reporting process and internal control structure on behalf of the Board. We met seven times during 2017, including meeting regularly with PwC and the Company’s internal auditor, both privately and with management present. For 2017, we have reviewed and discussed the Company’s audited financial statements with management. We have reviewed and discussed with management its process for preparing its report on its assessment of the Company’s internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. We discussed with PwC its audit of the financial statements and of the Company’s internal control over financial reporting. We discussed with PwC and the Company’s internal auditor the overall scope and plans for their respective audits.

We have discussed with PwC the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. We also received the written disclosures and the letter from PwC as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with PwC its independence. We concluded that PwC’s independence was not adversely affected by the non-audit services provided by PwC, the majority of which consisted of audit-related and tax compliance services.

Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 27, 2018.

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 PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In determining whether to retain PwC as the Company’s independent registered public accounting firm for the 2018 fiscal year, we took into consideration a number of factors, including:

•	the quality and effectiveness of PwC’s historical and recent performance on the Company’s audit;

•	the length of PwC’s tenure as the Company’s independent registered public accounting firm, and its familiarity with our business, accounting policies and practices, and internal control over financial reporting;

•	PwC’s capability, understanding and expertise in handling the breadth and complexity of our global operations;

•	the appropriateness of PwC’s fees and payment terms; and

•	PwC’s independence.

Based on this evaluation, we believe that it is in the best interests of the Company and its shareholders to retain PwC as the Company’s independent registered public accounting firm for 2018, which the shareholders will be asked to ratify at the 2018 Annual Meeting of Shareholders.

Audit Committee

John F. Ferraro (Chair)

Marcello V. Bottoli

Henry W. Howell, Jr.

Dale F. Morrison

Stephen Williamson

Ö YOUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

36  IFF  |  2018 PROXY STATEMENT

Reference Guide to our CD&A

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer and each of our three most highly compensated executive officers during 2017 (collectively referred to as our NEOs). This CD&A is organized as follows:

As discussed in Proposal 3, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained below under “Executive Compensation.” To assist you with this vote, please review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to and are aligned with our performance.

Executive Summary

For 2017 our NEOs were:

Name	Title
Andreas Fibig	Chairman and CEO
Richard O’Leary	CFO
Nicolas Mirzayantz	Group President, Fragrances
Matthias Haeni	Group President, Flavors
Anne Chwat	General Counsel

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Compensation Discussion and Analysis

 COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The core of our executive compensation philosophy is that our executives’ compensation should be linked to achievement of financial and operating performance metrics that build shareholder value over both the short- and long-term. As such, we consistently focus on the following key drivers of shareholder value maximization:

We designed our compensation program to focus on elements that we believe will contribute to these shareholder value drivers. Our compensation program:

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Financial Results Acquisitions Dividends Share Repurchase Increase Shareholder Value Is Variable and Tied to Value Creating Performance Metrics Includes a Significant Equity Component Shareholder Value Reflects Each Executive’s Level of Responsibility Rewards Individual Performance and Contributions

 COMPENSATION DISCUSSION AND ANALYSIS

The design of our executive compensation program reflects our belief that our executive compensation should be (1) aligned with the achievement of financial and operational metrics for both our company and the respective business function in which the executive serves and (2) tied to the total shareholder return delivered to our shareholders. The following illustrates how our 2017 executive compensation program met these design objectives by tying a significant portion of our executives’ compensation to variable and long-term goals:

Our 2017 NEO Compensation Reflects Our Overall 2017 Performance

During 2017, we achieved currency neutral growth in all of our key metrics. For the year, on a currency neutral basis, we achieved 9% sales growth, 5% adjusted operating profit growth, and 9% adjusted earnings per share growth. In addition, we delivered a three-year Total Shareholder Return at approximately the 70th percentile relative to the S&P 500. As a result of our financial and operational results, (1) our Annual Incentive Plan (“AIP”) achievement levels were approximately 110% for those executive officers evaluated at the corporate level, 92% for our Group President, Fragrances and 123% for our Group President, Flavors and (2) our 2015-2017 LTIP payout was approximately 123% of target.

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CEO Target Opportunity Mix Fixed vs. Variable Variable Short–Term v. Long-Term Long Term Cash v. Equity NEO Average (excluding CEO) Target Opportunity Mix Fixed vs. Variable Variable Short-Term v. Long-Term Long-Term Cash v. Equity

 COMPENSATION DISCUSSION AND ANALYSIS

In 2017, we refreshed our Vision 2020 strategy, which focuses on four pillars to drive differentiation, accelerate profitable growth, and increase shareholder value.

Vision 2020 Refreshed Strategy

Innovating Firsts	Win Where We Compete	Become Our Customers’ Partner of Choice	Strengthen and Expand the Portfolio

➢ Drive differentiation by leveraging existing expertise in key technologies and exploring prioritized innovation opportunity areas

➢ Develop responsible products to meet the future needs of our customers and consumers

	➢Lead in key markets ➢Achieve balanced growth in customer base ➢Strengthen our position with multinational customers ➢ Address the specialized needs of local and regional customers	➢ Actively support our customers’ success ➢ Achieve commercial excellence and service leadership ➢ Become a marketing powerhouse

➢ Maximize and expand our existing category mix to strengthen the Flavors and Fragrances core

➢ Stretch into adjacencies by leveraging current acquisitions, while exploring new opportunities

➢ Pursue partnerships and collaborations to drive new offerings and solutions

During 2017, we made significant progress on our Vision 2020 strategic objectives including:

•	Acquiring Fragrance Resources and PowderPure;

•	Continuing to grow sweetness and savory modulation portfolio sales by double-digits;

•	Growing encapsulation-related sales, led by Fabric Care and Personal Wash;

•	Launching TastepointSM to serve our dynamic mid-tier flavor customers;

•	Continuing strong growth in Cosmetic Active Ingredients;

•	Improving Middle East and Africa sales growth in both flavors and fragrances and expanding our Flavors site in Cairo to support growth in this key market;

•	Reaffirming our sustainability leadership with a CDP “A” climate list rating and EcoVadis “Gold” status; and

•	Joining FReSH, a project of the World Business Council on Sustainable Development, designed to accelerate transformational change in global food systems.

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 COMPENSATION DISCUSSION AND ANALYSIS

During 2017, we paid $206 million in dividends to our shareholders, increased our quarterly dividend by 8% to $0.69 per share in August 2017, and repurchased approximately 459,000 shares of common stock for $58 million. The total payout ratio (total cash returned to shareholders in dividend payments and share repurchases compared to adjusted net income) was 56% of adjusted net income, consistent with our target range of 50% to 60%.

Compensation Governance

To ensure continued alignment of compensation with Company performance and the creation of shareholder value on a long-term, sustainable basis, we maintain strong compensation-related corporate governance policies.

What We Do	What We Don’t Do

Pay for performance. A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation	No tax gross-ups for severance payments.

Base variable compensation on multiple performance metrics to encourage balanced focus	No single-trigger vesting of cash or equity-based awards upon change in control

Provide appropriate mix of fixed and variable compensation to reward company, business unit and individual performance	No short-sales, hedging or pledging of our stock by our employees, officers or directors

Award a majority of variable compensation as equity-based awards	No fixed-duration employment agreements with executive officers

Maintain executive clawback policies to recoup cash and equity compensation upon certain triggering events	No stock option/SAR repricing or exchange of underwater options or SARs for cash

Require our executives to meet share retention guidelines

Engage an independent compensation consultant

Engage in an annual risk assessment of our compensation programs

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 COMPENSATION DISCUSSION AND ANALYSIS

Compensation Elements and Targeted Mix

Our executive compensation program includes direct and indirect compensation elements.

We believe that direct compensation should be the principal form of compensation. The table below provides a brief description of the principal elements of direct compensation, whether such compensation is fixed or variable, and the compensation program objectives served by each element. From time to time, the Committee may also approve discretionary awards to executives in connection with their initial employment or for extraordinary individual performance, a significant contribution to the Company’s strategic objectives or retention purposes.

Element	Fixed or Variable	Primary Objective

Base Salary	Fixed Short-Term Cash

• To attract and retain executives by offering salary that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility, experience and individual contributions.

AIP award	Variable Short-Term Cash	• To motivate and reward the achievement of our annual financial performance objectives, including currency neutral sales growth, operating profit, gross margin and working capital.

LTIP award	Variable Long-Term Equity and Cash

• To motivate and reward efficient capital allocation and annual profitability performance, measured by annual economic profit, and long-term shareholder value creation, measured by the cumulative relative TSR performance over rolling three-year periods.

• To align executives’ interests with those of shareholders by paying 50% of the earned award in shares of our common stock (with the remaining 50% settled in cash) and including relative TSR as a key measure of long-term performance.

Equity Choice Program (“ECP”) award	Variable Long-Term Equity

• To align executives’ interests with the interests of shareholders through equity-based compensation.

• To encourage direct investment in our Company.

• To serve as an important retention tool.

• To recognize individual contributions.

The Committee periodically reviews the mix between variable and fixed and short-term and long-term incentive compensation opportunities and between cash and non-cash opportunities based on (1) benchmarking and other external data provided by our independent compensation consultant, (2) recommendations from our independent compensation consultant and (3) recommendations from our CEO and CHRO.

Our indirect compensation elements consist of (1) our Deferred Compensation Program and 401(k) savings plan, (2) a perquisite program, (3) severance and other benefits under our Executive Severance Policy, (4) benefits under an Executive Death Benefit Plan and (5) long-term disability coverage. The Committee regularly reviews the costs and benefits of these programs.

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 COMPENSATION DISCUSSION AND ANALYSIS

2017 Compensation

Salaries

The Committee reviews the salaries of our NEOs annually, and adjusts salaries periodically. In February 2017, the Committee reviewed the base salaries of its NEOs after consultation with its independent compensation consultant. The base salaries of Messrs. Fibig, Mirzayantz and O’Leary and Ms. Chwat remained unchanged for 2017. Mr. Haeni’s base salary was increased by 4.8%, effective April 1, 2017, to reward demonstrated performance in his role and to reflect market adjustments.

Annual Incentive Plan

During 2017, our AIP compensated our executive officers based on the achievement of certain levels of Company financial performance. Financial performance metrics are measured (A) at the consolidated corporate level for our CEO, CFO, and General Counsel and (B) at both the consolidated corporate level and the business unit level for the Group Presidents of Fragrances and Flavors.

In February 2017, the Committee approved certain changes to the AIP for 2017. The 2017 weightings for performance at the consolidated corporate level and business unit level were adjusted to balance the weightings of currency neutral sales growth and operating profit and to eliminate the individual performance metric for our executive officers. The Committee believes that these changes better reflect our focus on overall annual profitability and reduce complexity in the AIP for executive officers. In addition, if our company does not meet the corporate operating profit threshold, then no AIP payouts will be awarded to any participant, including the NEOs.

The performance metrics for the 2017 AIP and their assigned weightings were as follows:

Annual Incentive Program

	Currency neutral sales growth	Operating profit	Gross Margin	Working Capital	Total Weighting
All NEOs Except Group Presidents Corporate Weighting	35%	35%	15%	15%	100%

	Currency neutral sales growth	Operating profit	Gross Margin	Working Capital	Total Weighting
Group Presidents Corporate Weighting	10%	15%	0%	15%	100%
Group Presidents Business Unit Weighting	25%	20%	15%	0%

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 COMPENSATION DISCUSSION AND ANALYSIS

Each year the Committee sets an AIP target (stated as a percentage of base salary) for each NEO. For 2017, the Committee maintained the AIP percentage targets at the same level as 2016.

	2017 Salary	Target AIP as % Base Salary	AIP Target

Andreas Fibig	$1,300,000	120%	$1,560,000

Richard O’Leary	$500,000	80%	$400,000

Nicolas Mirzayantz	$600,000	80%	$480,000

Matthias Haeni	$550,000	80%	$440,000

Anne Chwat	$475,000	60%	$285,000

Performance Metrics and Capped AIP Payouts: Based on a review of the annual and long-term financial goals, operational plans, strategic initiatives and the prior year’s actual results, the Committee annually sets the financial performance metrics for our Company and the respective business units that it will use to measure performance as well as the relative weighting that will be assigned to each metric. The Committee then approves threshold, target and maximum performance levels for each performance metric. Upon achievement of the relative performance level, an executive has the opportunity to earn threshold (25%), target (100%) and maximum (200%) amounts. The Committee seeks to establish corporate performance goals that are challenging yet attainable.

As discussed above, for 2017 AIP awards, the Committee approved the following four financial performance metrics for the reasons noted below:

2017 AIP Performance Metrics	Reasons for Selection

Currency neutral sales growth

•  Reflects both increases in market share and sales expansion, which drives increases in gross profit. By measuring achievement exclusive of currency fluctuations, this goal helps to ensure that we are rewarding actual incremental growth.

Operating profit

•  An increase in operating profit (in dollar terms) encourages the management of gross profit dollars against operating expenses. Achieving this goal helps provide us with the funding to reinvest in the business to drive future growth.

Gross margin percentage

•  Improvement in gross margin percentage is an important measure of our ability to effectively recover increases in the cost of raw materials, cost discipline and operating efficiencies.

•  Gross margin also promotes greater focus on R&D and innovation.

Working capital percentage

•  Reductions in working capital drive better operating cash flow generation. For this purpose, we define working capital as inventories and trade accounts receivable less trade accounts payable, expressed as a percentage of sales.

Determination of 2017 Performance Levels: In determining our 2017 AIP performance threshold, target and maximum levels, the Committee considered our annual targets for 2017, our 2016 actual results and payout trends over the prior three-year and five-year periods. The performance target levels for the financial metrics were set in line with our 2017 budget and above our 2016 actual results.

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 COMPENSATION DISCUSSION AND ANALYSIS

2017 Corporate and Business Unit AIP Performance: Our actual performance against our 2017 AIP corporate financial metrics is set forth in the tables below. In establishing AIP financial performance metrics and in determining actual achievement against performance metrics, we eliminated the net impact of certain non-core expenses and non-core gains in order to reflect our fundamental operating results. 2017 LTIP and AIP target performance levels and actual achievement against the target performance levels excluded costs or income associated with (i) adjustments related to operational improvement initiative costs and restructuring charges, (ii) acquisition related items, including integration costs, (iii) an increase in the loss provision related to the ZoomEssence litigation, (iv) certain foreign currency gains related to the liquidation of a foreign entity, (v) costs associated with an FDA mandated recall, (vi) a charge related to NYC commercial rent tax related to prior years, (vii) with respect to the operating profit metric of the 2017 AIP only, unbudgeted mark-to-market adjustments related to our Deferred Compensation Plan, (viii) charges for settlement losses related to a U.K. pension plan, (ix) for purposes of calculating economic profit under the LTIP, charges associated with recently-enacted U.S. tax legislation, and (x) costs incurred due to an interruption in supply chain for a key ingredient (together, the “2017 non-core items”). Similarly, we excluded the effects of incentive compensation provisions in calculating gross margin performance in order to better focus on the underlying operating performance of our product portfolio. The Committee believes that the necessary self-funding of incentive compensation payments is covered in the operating profit component of the AIP program.

Corporate Performance

The table below reflects the 2017 AIP metrics, their respective targets and the payouts earned for each metric and overall by each of Messrs. Fibig and O’Leary and Ms. Chwat, who were evaluated solely on corporate performance.

Corporate Level

As indicated above, during 2017, our corporate performance was between target and maximum for the currency neutral sales growth and operating profit performance metrics and was between threshold and target for the gross margin and working capital performance metrics. The actual dollar amount earned by each NEO is set forth below under “2017 Individual AIP Payouts.”

IFF  |  2018 PROXY STATEMENT  45

Threshold Target Maximum Award Payout as a % of Target 5.4% 8.1% 10.8% Currency Neutral 45.4% Sales Growth Actual 8.9% $614M $646M $678M Operating Profit 47.7% Actual $657M 44.7% 46.2% 47.7% Gross Margin 9.0% Actual 44.8% 29.5% 28.0% 26.5% Working Capital 7.5% Actual 29.0% Overall Corporate Payout 109.6%

 COMPENSATION DISCUSSION AND ANALYSIS

Fragrances Business Unit Performance

The table below reflects the 2017 AIP metrics, their respective targets and the payouts earned for each metric and overall by Mr. Mirzayantz, our Group President, Fragrances.

Fragrances Business Unit

As indicated above, during 2017, our Fragrances business unit performance was between target and maximum for the currency neutral sales growth business unit performance metric and was between threshold and target for the operating profit and gross margin business unit performance metrics. The actual dollar amount earned by our Group President, Fragrances is set forth below under “2017 Individual AIP Payouts.”

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Threshold Target Maximum Award Payout as a % of Target 5.4% 8.1% 10.8% Currency Neutral Sales 30.6% Growth (Business Unit) Actual 8.7% 5.4% 8.1% 10.8% Currency Neutral Sales 13.0% Growth (Corporate) Actual 8.9% $327M $343M $368M Operating Profit 13.8% (Business Unit) Actual $336M $614M $646M $678M Operating Profit 20.5% (Corporate) Actual $657M 44.3% 45.8% 47.3% Gross Margin 6.3% (Business Unit) Actual 44.7% 29.5% 28.0% 26.5% Working Capital 7.5% (Corporate) Actual 29.0% Overall Payout for Group President, Fragrances 91.7%

 COMPENSATION DISCUSSION AND ANALYSIS

Flavors Business Unit Performance

The table below reflects the 2017 AIP metrics, their respective targets and the payouts earned for each metric and overall by Mr. Haeni, our Group President, Flavors.

Flavors Business Unit

During 2017, our Flavors business unit performance was between target and maximum for the currency neutral sales growth, at maximum for operating profit business unit performance metrics and was between threshold and target for the gross margin business unit performance metric. The actual dollar amount earned by our Group President, Flavors is set forth below under “2017 Individual AIP Payouts.”

2017 Individual AIP Payouts

The AIP payout for 2017 for the NEOs, based on the actual achievement of each of the performance metrics, is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this proxy statement. Based on the Corporate and Business Unit performance outlined in the tables above, 2017 AIP payouts were as follows:

	2017 AIP Target ($)	2017 Payout
Executive		As % of Target	Award ($)
Andreas Fibig	$1,560,000	109.6%	$1,709,760
Richard O’Leary	$400,000	109.6%	$438,400
Nicolas Mirzayantz	$480,000	91.7%	$440,160
Matthias Haeni	$440,000	123.0%	$553,753	(1)
Anne Chwat	$285,000	109.6%	$312,360

(1)	For Mr. Haeni, the AIP target reflects the US Dollar target approved by the Compensation Committee in early 2017. Effective November 1, 2017, Mr. Haeni relocated to Hilversum, Netherlands. His actual AIP payout was paid in Euros and converted into US Dollars based on the exchange rate of 1.188 Euros to US Dollars (the exchange rate as of December 29, 2017).

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Threshold Target Maximum Award Payout as a % of Target 5.6% 8.3% 11.0% Currency Neutral Sales 33.3% Growth (Business Unit) Actual 9.2% 5.4% 8.1% 10.8% Currency Neutral Sales 13.0% Growth (Corporate) Actual 8.9% $337M $353M $379M Operating Profit 39.7% (Business Unit) Actual $379M $614M $646M $678M Operating Profit 20.5% (Corporate) Actual $657M 43.6% 45.2% 46.6% Gross Margin 9.4% (Business Unit) Actual 44.4% 29.5% 28.0% 26.5% Working Capital 7.5% (Corporate) Actual 29.0% Overall Payout for Group President, Flavors 123.4%

 COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Plan

We believe that LTIP awards reward our executive officers, including our NEOs, for financial results and align their interests with the interests of our shareholders. Annually, the Committee reviews the LTIP to determine (1) the metrics that should be used to encourage long-term success, (2) the weightings that should be applied to such metrics and (3) the annual and cumulative targets for such metrics. The Committee believes that commencing a new three-year LTIP cycle each year:

•	provides a regular opportunity to re-evaluate long-term metrics,

•	aligns goals with the ongoing strategic planning process, and

•	reflects our evolving business priorities and market factors.

The Committee also annually sets a total LTIP target award for each NEO, which reflects the total LTIP award an NEO has the opportunity to receive at the end of the three-year cycle if we meet all of our targets. Depending upon our actual performance relative to financial and relative total shareholder return goals, the actual payout to the NEO could be greater or less than the total LTIP target award.

Performance Segments.  Given the difficulty in setting long-term goals in current volatile global economic environments, the Committee believes that the LTIP should continue to comprise four performance segments: Year 1, Year 2, Year 3 (each an “annual performance segment”) and cumulative performance over the three-year period (the “cumulative performance segment”).

Performance Metrics.  For the 2015-2017 LTIP, each annual performance segment is measured equally against Economic Profit (“EP”) (12.5%) and Relative Total Shareholder Return (“Relative TSR”) (12.5%). In 2016, the Committee replaced the annual Relative TSR performance segments with a cumulative, 3-year Relative TSR performance metric as the sole metric for the cumulative performance segment for LTIP awards beginning with the 2016-2018 LTIP. The Committee believes that an LTIP consisting of annual performance segments based on EP and a cumulative segment based on Relative TSR better aligns its compensation objectives with the interests of our shareholders and our focus on long-term growth initiatives. The tables below reflect the performance metrics for the outstanding LTIP cycles and their assigned weightings:

Long-Term Incentive Plan

	Segment	EP	Relative TSR
2015-2017 LTIP performance cycle only	Year 1	12.5%	12.5%
	Year 2	12.5%	12.5%
	Year 3	12.5%	12.5%
	Cumulative Segment	0%	25%
	Total	37.5%	62.5%	100%

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 COMPENSATION DISCUSSION AND ANALYSIS

	Segment	EP	Relative TSR
2016-2018 and 2017-2019 LTIP performance cycles	Year 1	12.5%	0%
	Year 2	12.5%	0%
	Year 3	12.5%	0%
	Cumulative Segment	0%	62.5%
	Total	37.5%	62.5%	100%

We believe EP is a key factor in identifying the sources and drivers of value across our businesses and that EP growth is closely linked to the creation of long-term shareholder value. EP measures operating profitability after considering (1) all our revenues and operating costs, (2) income taxes and (3) a charge for the capital employed in the business. Capital employed primarily consists of working capital, property, plant and equipment, and intangible assets. The capital charge is determined by applying the estimated weighted average cost of capital (“WACC”) to the adjusted average invested capital employed (including charges and/or loss provisions associated with non-operating events such as restructurings and tax or litigation settlements) during the relevant period. The estimated WACC rate is the weighted average cost of our debt and equity capital. In determining the EP target for the 2017 segments of the 2015-2017, 2016-2018 and 2017-2019 LTIP cycles, the Committee considered our annual targets for 2017, our 2016 actual results and payout trends over the prior three-year and five-year periods and the pro-forma impact of recent acquisitions.

The Committee believes that three-year Relative TSR, as compared to other public companies in which shareholders may choose to invest, is a good indicator of our overall long-term performance, and directly ties our executives’ compensation opportunity to our share price appreciation and dividend payments relative to a major large-cap index. Relative TSR is calculated by measuring the change in the market price of stock plus dividends paid (assuming the dividends are reinvested) for our Company and the S&P 500 companies over the performance period. The market price for purposes of calculating the Relative TSR of our Company and the S&P 500 on each cycle-end date is determined based on the average closing price per share of each company’s common stock over the period of 20 consecutive trading days preceding that date, as reported by S&P Capital IQ.

Our EP goal for the annual performance segments of each of our current LTIP cycles is set at the beginning of each annual performance segment. The Relative TSR goal for the cumulative performance segment of each of our current LTIP cycles is set at the beginning of the three-year cycle. For the 2015-2017 LTIP cycle, the Relative TSR goal for the annual performance segments was set at the beginning of each annual performance segment.

At the end of each year, the Committee reviews our annual performance and cumulative performance for the newly completed three-year cycle. To the extent that our annual performance has met or exceeded the threshold annual EP goal (and for the 2015-2017 LTIP cycle, the threshold annual Relative TSR goal), the Committee approves “banking” the credit that will be applied to the payout at the end of the three-year cycle. For the completed three-year cycle, the Committee approves the total payout, taking into consideration the performance for each of the prior annual performance segments.

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 COMPENSATION DISCUSSION AND ANALYSIS

2017-2019 LTIP Target Awards

In early 2017, the Committee approved the following total LTIP target awards to each of our NEOs for the 2017-2019 LTIP:

NEO	Total LTIP Target Award
Andreas Fibig	$2,000,000
Richard O’Leary	$500,000
Nicolas Mirzayantz	$500,000
Matthias Haeni	$500,000
Anne Chwat	$285,000

The Committee set the cumulative three-year Relative TSR goal for the 2017-2019 LTIP cycle at the same level that had been set for the prior year’s LTIP cycle. For the 2017-2019 LTIP cycle, the Committee determined that 50% of the value of the awards would be denominated and paid in cash and 50% would be denominated and paid in shares, consistent with prior LTIP cycles. The Committee believes that paying 50% of the LTIP value in shares creates a stronger alignment between executives and shareholders, and provides additional incentive for executives to achieve superior Company performance and to produce share price appreciation over the three-year performance cycle. The number of shares of our common stock for the 50% portion that would be paid in stock is determined based on the market price of the common stock at the beginning of the cycle. For the 2017 cycle, it was based on $120.31 per share, the average closing market price for the twenty trading days prior to January 3, 2017, the first stock trading day of the cycle. At the conclusion of each of the first two annual performance segments, the dollar value and number of shares will be “banked” based on the performance of each such segment. When the final performance segment and the cumulative Relative TSR three-year cycle are concluded and the LTIP payouts are approved by the Committee, the cumulative dollar value and cumulative number of shares are paid to the executive.

2017 LTIP Performance

For the 2017 segment of each of the existing LTIP cycles, our EP of $260 million, as adjusted for 2017 non-core items, exceeded the target performance level. As a result, our NEOs earned approximately 146.6% of target based on the EP goal for the year. Our Relative TSR for 2017 and for the cumulative, three-year performance period exceeded target and, as a result, our NEOs earned approximately 179.0% of target based on the Relative TSR goal for 2017 and 173.1% of target based on the Relative TSR goal for the three-year 2015-2017 LTIP cycle. The LTIP award earned and “banked” for the 2017 segments of the 2016-2018 and 2017-2019 LTIP cycles was equal to approximately 146.6% of target. As previously discussed, for the 2016-2018 and 2017-2019 LTIP grant cycles, the three annual Relative TSR performance segments were replaced with the cumulative, 3-year Relative TSR segment.

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 COMPENSATION DISCUSSION AND ANALYSIS

2017 LTIP Results

2015-2017 LTIP Payout

As noted above, our NEOs earned approximately 146.6% of target based on the EP goal and 179.0% of target based on the Relative TSR goal for 2017. Our cumulative, three year Relative TSR was positioned at approximately the 70th percentile versus the S&P 500, which equated to a payout of 173.1% of target.

The overall payout for the 2015-2017 LTIP cycle was approximately 122.8% of target, based on the following EP and Relative TSR results against objectives, as determined by the Committee.

Segment	Segment Weighted EP Result	Segment Weighted TSR Result	Combined Segment Weighted Result	Segment Weighting	Overall Result
2015	34.0%	200.0%	117.0%	25.0%	29.2%
2016	76.7%	0.0%	38.4%	25.0%	9.6%
2017	146.6%	179.0%	162.8%	25.0%	40.7%
Cumulative	—	173.1%	173.1%	25.0%	43.3%
Total				100.0%	122.8%

The LTIP payout for the 2015-2017 performance cycle for the NEOs, based on the actual achievement of quantitative objectives, is discussed in greater detail following the Grants of Plan-Based Awards Table.

For the LTIP performance cycles that concluded in the five-year period from 2013 to 2017, the actual overall corporate percentage payout under the LTIP against those long-term cycle performance goals ranged from approximately 105.2% to 146.4%, with an average payout of 125.0%.

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 COMPENSATION DISCUSSION AND ANALYSIS

Equity Choice Program

Equity is a key component of our long-term incentive compensation as it (1) provides participants with a meaningful stake in our Company, thereby aligning their interests more closely with shareholders, (2) encourages participants to focus on long-term success, (3) helps to attract and retain top talent and (4) recognizes individual contributions. We believe that our ECP is an effective vehicle to encourage ownership as it provides participants the flexibility to allocate their award among three types of equity.

Under the ECP, participants, including all of our NEOs, may choose from three types of equity award grants. For ECP awards in 2017, these three types were (1) Purchased Restricted Stock Units (“PRSUs”), (2) stock settled appreciation rights (“SSARs”), and (3) Restricted Stock Units (“RSUs”). PRSUs are assigned an adjustment factor of 120% to provide incentive to participants to invest in and accumulate shares to promote retention and increase alignment of participants’ interests with those of our shareholders. Elections are made in 5% increments. Based on the participant’s election, a participant’s dollar award value is converted into PRSUs, SSARs or RSUs on the grant date based on the market price of our common stock on such date.

All ECP awards are generally subject to a vesting period of approximately three years. The Committee believes the ECP is an attractive tool for recruiting, motivating and retaining executive talent and encourages alignment with shareholders by reinforcing investment and ownership in our Company by our executives.

The table below sets forth each of the three types of equity awards offered and their adjustment factor. During 2017, ECP participants, including all of our NEOs, made choices based on the different equity award types described below.

Types of Equity	Description of Equity Type
PRSUs

PRSUs are restricted stock units that are granted as a match against shares of Company stock purchased at full value by an ECP participant on the grant date. As an incentive to promote share accumulation and direct investment in our stock, there is a 20% adjustment upward of the award value if PRSUs are elected. If an ECP participant chooses PRSUs, then he or she must deliver funds (or shares with an equivalent value) equal to the dollar amount of the ECP award (including the 20% adjustment). Upon receipt of the funds by the Company, the ECP participant receives a matching number of PRSUs.

PRSU holders have no voting rights during the vesting period but accrue dividend equivalents on their PRSUs. PRSUs vest approximately three years from the date of grant. PRSUs are the most rapid way for participants to accumulate and build share ownership based on the participant’s direct investment in Company stock.

SSARs

SSARs are a contractual right to receive the value, in shares of Company stock, of the appreciation in stock price from the SSAR grant date to the date the SSAR is exercised by the participant. Participants receive a number of SSARs equivalent to 5 times (i.e. the approximate binomial value of the SSARs) the elected SSAR award value divided by the grant price. SSARs provide upside potential for share accumulation and greater alignment with shareholders because SSARS only have value if the stock price increases after the grant date.

SSARs become exercisable on a stated vesting date, which is approximately three years from the grant date, and expire on the seventh anniversary of the grant date. SSARs do not require a financial investment by the SSAR grantee.

RSUs

RSUs are our promise to issue unrestricted shares of our stock on the stated vesting date, which is approximately three years from the grant date. RSUs do not require a financial investment by the RSU grantee.

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 COMPENSATION DISCUSSION AND ANALYSIS

As an example of the value that may be delivered by the ECP to the participant based on the three election types, the following table shows the number of shares and value to the participant at vesting for an ECP award of $500,000. For all three choices, vesting occurs approximately three years from the grant date:

Assumes a Common Share Value of $140.00 at Award (1)
	PRSU (2)	RSUs	SSARs (3)
Award Value	$500,000	$500,000	$500,000
Adjustment Factor	1.2	1.0	1.0
Post-Factor Value	$600,000	$500,000	$500,000
Participant Required Investment	$600,000	—	—
Award Shares/SSARs At Grant Date	4,286 Shares	3,571 Shares	17,857 SSARs
Dollar Value of Award At Vesting/Exercise (Assuming 8% Compounded Annual Stock Price Increase) (2)	$755,827	$629,856	$649,280
Dollar Value of Award At Vesting/Exercise (Assuming 8% Compounded Annual Stock Price Decrease)	$476,299	$396,916	—

(1)	Dollar values of awards are used in this table for illustrative purposes only and are not intended as forecasts of future stock price performance. All values shown are before tax withholding.

(2)	PRSU values exclude dividend equivalents.

(3)	Participants may choose to hold their SSARs longer than the three-year vesting period (up to the full seven-year contractual term) and continue to participate in future stock price appreciation, if any.

2017 Equity Choice Program Awards

Our Committee annually determines the dollar range of ECP awards for each level of participating executive based on peer group and long-term incentive practices survey data, a review of the competitiveness of the combined value of the ECP awards and LTIP awards with market practices and other factors that it deems appropriate. For 2017, these ranges were as follows:

	Lower Limit	Upper Limit
CEO	$1,000,000	$ 3,500,000
Group Presidents and CFO	$250,000	$ 750,000
General Counsel	$175,000	$ 525,000

The Committee then approves the actual dollar award to be granted to each NEO other than the CEO, and recommends to the independent members of the Board for approval the actual dollar award for the CEO.

In February 2017, the Committee approved the 2017 ECP values awarded to each executive, including our NEOs, with an effective grant date of May 3, 2017. The period of time between approval of ECP values and the actual grant date gives ECP participants time to make their irrevocable ECP elections and to arrange for the purchase of shares from the Company if PRSUs are elected. The Committee determined that the 2017 ECP grants would vest on April 3, 2020, which is slightly less than three years from the grant date, to enable participants to use shares vesting in 2020 to acquire new shares in 2020 if they elect PRSUs for their 2020 ECP award.

Similar to prior years, the actual amount of each ECP awarded to each NEO in 2017 was based on an evaluation of the NEO’s individual performance, long-term potential, market factors and retention considerations. The actual value of these awards will depend on future stock price performance.

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 COMPENSATION DISCUSSION AND ANALYSIS

The following table shows the ECP dollar award value approved by the Committee or Board for each NEO during 2017 and the percentage and adjusted dollar value after application of the adjustment factor of each type of award elected by each NEO. None of the NEOs elected SSARs in 2017.

		PRSU Election		RSU Election
	2017 Unadjusted ECP Award	Percent Election	Adjusted Value	Percent Election	Adjusted Value
Adjustment Factor			120%		100%
Andreas Fibig	$2,000,000	50%	$1,200,000	50%	$1,000,000
Richard O’Leary	$400,000	100%	$480,000	—	—
Nicolas Mirzayantz	$600,000	100%	$720,000	—	—
Matthias Haeni	$500,000	—	$—	100%	$500,000
Anne Chwat	$475,000	100%	$570,000	—	—

The actual equity award grants to each NEO, based on the above elections, are identified in the Grants of Plan-Based Awards Table. Information on prior ECP awards that were exercised or vested in 2017 can be found in the Options Exercised and Stock Vested Table.

Indirect Compensation

Deferred Compensation Plan

As part of our compensation program, we offer U.S.-based executives and other senior employees an opportunity to participate in our DCP. Pursuant to the terms of the DCP, we provide the same level of matching contributions to our executives that are available to other employees under our 401(k) savings plan. We also use the DCP to encourage executives to acquire shares of our common stock that are economically equivalent to ownership of our common stock but on a tax-deferred basis. We do this to encourage executives to be long-term owners of a significant equity stake in our Company and to enhance the alignment between the interests of executives and those of our shareholders.

Our costs in offering the DCP consist of the time-value of money costs, the cost of the matching contribution that supplements the 401(k) savings plan, administrative costs and a 25% premium for amounts deferred into the IFF Stock Fund in an executive’s DCP account. The premium on amounts deferred into the IFF Stock Fund typically do not vest until approximately two years after the deferral is made, as the premium is contingent on the executive remaining employed by us (other than for retirement) for the full calendar year following the year when such deferral is made. If notional investments within the DCP increase in value, the amount of our payment obligation will increase. The time-value of money cost results from the delay in the time at which we can take tax deductions for compensation payable to a participating executive.

Additional information about the DCP and supplemental matching contributions and premiums on cash deferrals under the DCP made for NEOs may be found below under “2017 Non-Qualified Deferred Compensation.”

Executive Severance Policy

The ESP provides severance and other benefits to executives, including NEOs, whose employment is terminated by the Company without cause or in the event of a termination by the executive for good reason in certain circumstances. This policy helps us in competing with other companies in recruiting and retaining qualified executives. When recruiting an executive from another company, the executive in most cases will seek contract terms that provide compensation if his or her employment is terminated by us in

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cases in which the executive has not engaged in misconduct. The level of severance pay under the ESP is based on a tier system and each executive’s assigned tier is based on the executive’s grade level. All of our NEOs are in Tier I. We believe that the ESP provides a level of severance pay and benefits that is competitive with our peer group companies.

A discussion of our ESP and the payments that each of our NEOs would have been eligible to receive had a covered termination occurred as of December 31, 2017 is set forth below under “Potential Payments upon Termination or Change in Control.”

Additional Benefits

Perquisite Program

Our NEO perquisite program offers non-monetary benefits that are within the range of market practice as determined through a market study conducted by our independent compensation consultant. The Committee reviews our perquisite program on a bi-annual basis with its independent compensation consultant. Based on the committee’s last review, the Committee determined that the total value of our perquisite program is within the range of market practice. Additional details concerning perquisites are included in the footnotes to the All Other Compensation Table.

Under the perquisite program, our NEOs are generally eligible to receive certain benefits including:

•	Company car;

•	Annual physical exam;

•	Financial planning and tax preparation (up to $10,000 per year);

•	Estate planning (up to $4,000 over a three-year period); and

•	Fitness dues or membership (up to $3,000 annually).

We may provide additional or modified perquisites to our NEOs in connection with their employment arrangements. Through October 2017, as part of the terms of his employment, Mr. Haeni was entitled to certain transitional assistance associated with his tax, housing and retirement savings arising from his relocation to New York. Effective November 1, 2017, Mr. Haeni relocated to Hilversum, Netherlands, and receives certain benefits as required by local law. In addition, Mr. Fibig is provided a Company car and a Company driver, and an annual financial planning and tax preparation allowance of $25,000.

Supplemental Long Term Disability

We offer our U.S.-based employees Long Term Disability (“LTD”) coverage at Company expense, which provides a benefit, calculated as a percentage of base salary, in the case of full disability. Under our group plan, the maximum base salary is $300,000, and the maximum monthly benefit is $15,000. We also offer Supplemental LTD insurance to provide a maximum monthly benefit of $25,000 for U.S.-based employees, including our NEOs, who earn a base salary plus bonus in excess of the maximum base salary of $300,000 under our group plan. The Supplemental LTD insurance premium, like our basic group LTD policy, is fully paid by us and is taxable income to employees upon receipt of the benefit.

Executive Death Benefit Plan

Our Executive Death Benefit Plan provides participants, including each of the NEOs, with a pre-retirement death benefit equal to twice the participant’s annual base salary less $50,000 (the death benefit provided by our basic group term life insurance plan for employees and retirees). The plan also provides a death benefit post-retirement, or pre-retirement after attaining age 70, equal to the

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 COMPENSATION DISCUSSION AND ANALYSIS

participant’s base salary for the year in which the participant retires or reaches the age of 70, assuming the participant was an executive officer, less $12,500 of group coverage for retired participants and less $50,000 for senior participants (those who have attained the age of 70 and remain employed with us).

Compensation Setting Process

Roles and Responsibilities

Compensation Committee	The Committee is responsible for overseeing the determination, implementation and administration of executive compensation (including equity awards, benefits and perquisites). The Committee recommends CEO compensation to the independent directors of the Board for their approval and approves the compensation of all other NEOs.

Compensation Consultant	Frederic W. Cook & Co., Inc. (“FW Cook”) is engaged as the Committee’s independent compensation consultant. Since August 2015, FW Cook has worked with the Committee to provide it with analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs. FW Cook is engaged exclusively by the Committee on executive and non-employee director compensation matters and does not have other consulting arrangements with us. The Committee considers the independence of FW Cook on an annual basis, and in 2017 it determined FW Cook was independent and that no conflicts of interest existed.

Management	Our CEO evaluates individual performance and, with input from the Committee’s independent compensation consultant, the CEO and CHRO evaluate the competitive pay positioning for senior management members that report directly to the CEO, including our NEOs, and make recommendations to the Committee concerning each such executive’s target compensation. Our CEO follows the same process with regard to the target compensation for our CHRO, without her input, and the Committee follows the same process with regard to the target compensation for our CEO, without his input.

Shareholder Advisory Vote

As part of its compensation setting process, the Committee also considers the results of the prior year’s shareholder advisory vote on our executive compensation. The Committee believes these voting results provide useful insight as to whether shareholders agree that the Committee is achieving its goal of designing and administering an executive compensation program that promotes the best interests of our Company and our shareholders by providing its executives with appropriate compensation and meaningful incentives to deliver strong financial performance and increase shareholder value. As part of

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its 2017 compensation setting process, the Committee reviewed the results of the 2016 shareholder advisory vote, in which 95.2% of the votes cast were voted in favor of our executive compensation program.

Peer Group and Benchmarking

On an annual basis, the Committee reviews and approves the compensation of our NEOs. We use a global grading structure for our NEOs, with compensation ranges for each grade. Our NEOs are placed in a particular grade based on internal factors (including scope of responsibilities and job complexity) and an external market evaluation. The external market evaluation is based on published third-party general survey information and a review of similar positions within our selected peer groups described below. This process is referred to as “market benchmarking.”

Market Benchmarking

The Committee reviews its external market benchmarking and peer group data annually. The Committee’s goals are to position (1) target total cash compensation at median or slightly above and (2) target total direct compensation (salary, annual incentive compensation and long-term incentive compensation) between the median to 75th percentile of relevant market benchmarks. This philosophy reflects the Committee’s approach to setting stretch goals that require above median performance to generate target payouts. In August 2016, the Committee reviewed peer group data with our independent compensation consultant for purposes of determining the appropriate peer group for setting 2017 compensation levels and opportunities.

The Committee’s independent compensation consultant provides the 25th percentile, median and 75th percentile “market reference” data for each executive position based on the average of the three relevant compensation benchmarks, as further explained below. This data is used to analyze the external competitiveness of each NEO’s base salary, target total cash compensation and target total direct compensation. This analysis is reviewed with the Committee and, in the case of the compensation of NEOs other than the CEO, with the CEO as well. In determining target total direct compensation for each executive in 2017, the Committee considered the consultant’s market reference analysis. In addition, the Committee considered a number of other important factors, including each executive’s:

•	individual experience and performance;

•	scope of responsibilities;

•	relative responsibilities compared with other senior Company executives;

•	contribution relative to overall Company performance;

•	compensation relative to his or her peers within the organization; and

•	long-term potential.

The Committee uses the market reference range in order to establish a starting point for the compensation levels that the Committee believes would provide our NEOs with competitive compensation. However, the actual target total direct compensation approved by the Committee may be above or below the market reference range based on the Committee’s review of market compensation levels, its desire to create internal pay equity among our executives and the individual factors set forth above.

For 2017, the Committee awarded target total direct compensation to our NEOs that was generally within the competitive range of the targeted median to 75th percentile or at the 75th percentile. The total actual compensation paid for the year, as compared to target compensation approved at the beginning of the year, may differ depending on Company and individual performance. Consequently, the actual compensation received by an NEO may be higher or lower than his or her market reference range.

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 COMPENSATION DISCUSSION AND ANALYSIS

For 2017 compensation decisions regarding our NEOs, the Committee benchmarked compensation of our NEOs (other than our General Counsel) against our Peer Group and a size appropriate cut of the 2016 Towers Watson General Industry Survey and the compensation of our General Counsel against a size appropriate cut of the 2016 Towers Watson General Industry Survey and the 2016 Towers Watson Consumer Products / Food & Beverage Select Cut. Information about these benchmarking groups is set forth below.

Peer Group	Selection Criteria

➢     U.S. publicly traded companies of comparable size with manufacturing operations (generally based on revenue of 0.4x to 2.5x and market capitalization of 0.25x to 4x compared to our company)

➢     Strong in-house R&D activities

➢     Global scope with significant international presence (international operations generally accounting for at least 25% of total revenues)

➢     Growth orientation, with positive sales and earnings growth over the three years prior to the review and selection of the peer group

➢     Companies that are included in the peer groups of at least 3 of the 16 companies that are within our current compensation peer group (“peers of current peers”)

➢     Companies that include us in their compensation peer group

Component Companies

➢     Church & Dwight Co, Inc.

➢     The Clorox Company

➢     Coty, Inc.

➢     Dr Pepper Snapple Group, Inc.

➢     Edgewell Personal Care

➢     The Estée Lauder Companies Inc.

➢     The Hain Celestial Group, Inc.

➢     Herbalife Ltd.

➢     The Hershey Company

➢     McCormick & Company, Inc.

➢     Mead Johnson Nutrition Company

➢     Nu Skin Enterprises, Inc.

➢     Revlon, Inc.

➢     Sensient Technologies Corporation

➢     Spectrum Brands Holdings, Inc.

➢     Tupperware Brands Corporation

	Position in Group	➢ Between the 25th percentile and median for revenue and at the 50th percentile of market capitalization as of 12/31/16
Size Appropriate Cut of the Towers Watson General Industry Survey	Selection Criteria

➢     up to 157 companies (depending on the position)

➢     $1 billion to $6 billion in reported revenues

➢     Revenues interpolated to our 2016 trailing four-quarter revenue size:

•   $3.1 billion for corporate positions

•   $1.6 billion for Fragrances

•   $1.5 billion for Flavors

Towers Watson Consumer Products / Food & Beverage Select Cut	Selection Criteria	➢ 22 companies (including four companies that are also part of the 2016 Peer Group) ➢ $1 billion to $7 billion in reported revenues, with median revenues of $3 billion

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Changes to 2018 Peer Group

In August 2017, the Committee reviewed its Peer Group with its independent compensation consultant for purposes of its upcoming 2018 target compensation setting process. The Committee determined not to make any change to the peer group for 2018, as it allows for the use of a largely consistent peer group that is statistically reliable, provides familiar market information and facilitates managing the compensation program on a multi-year basis.

Clawback Policy

All compensation under our 2010 Stock Award and Incentive Plan and our 2015 Stock Award and Incentive Plan, including AIP, LTIP, ECP and other cash and equity awards, as well as payments made under our ESP, are subject to clawback.

The triggers for recovery of compensation under our compensation recoupment and clawback policies include:

•	accounting restatements;

•	financial misstatements (without regard to fault);

•	an employee’s willful misconduct;

•	violation of a Company policy that is materially detrimental to our Company; or

•	an employee’s violation of non-competition, non-solicitation, confidentiality and similar covenants.

Tax Deductibility

For our 2017 compensation decisions, we generally attempted to structure executive compensation to be tax deductible. However the Committee also believes that under some circumstances, such as to attract or to retain key executives, to recognize outstanding performance or to take into account the external business environment, it may be important to compensate one or more key executives above tax deductible limits. In December 2017, the U.S. tax code was amended by the Tax Cuts and Jobs Act of 2017 (“Tax Act”), restricting the availability of tax deductibility for executive compensation paid to our NEOs. The Committee is continuing to assess the impact of the Tax Act on our compensation programs.

2018 Compensation Actions

In early 2018, the Compensation Committee approved changes to our AIP applicable to our NEOs to adjust the weightings of certain components to align corporate and business unit metrics. Effective with the fiscal 2018 AIP, (1) for NEOs evaluated solely on corporate performance, the currency neutral sales growth component will be reduced to 30% of the weighting and the working capital component will increase to 20% of the weighting and (2) for NEOs evaluated on a combination of business unit and corporate performance, the corporate components will constitute 20% of the weighting (with the corporate currency neutral sales growth and working capital components each weighted at 5% and the corporate operating profit component weighted at 10%) and the business unit components will constitute 80% of the weighting (with the business unit currency neutral sales growth and operating profit components each weighted at 25% and the business unit gross margin and working capital components each weighted at 15%).

Non-GAAP Reconciliation

This Compensation Discussion and Analysis includes the following non-GAAP financial measures: currency neutral sales, adjusted operating profit and adjusted earnings per share. Please see Exhibit A of this proxy statement for a reconciliation of such metrics.

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 COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Compensation Committee

Roger W. Ferguson, Jr. (Chair)

Michael Ducker

Christina Gold

Katherine M. Hudson

Dale F. Morrison

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The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, often referred to as “Say on Pay.”

The core of our executive compensation philosophy is that our executives’ compensation should be linked to achievement of financial and operating performance metrics that build shareholder value over both the short- and long-term. We have designed our compensation program to focus on elements that we believe will contribute to these shareholder value drivers. As such, our compensation program:

•	includes a significant equity component,

•	is variable and tied to multiple value-creating performance metrics,

•	reflects each executive’s position, role, responsibility and experience, and

•	rewards individual performance and contributions toward our annual financial performance objectives.

In 2017, 95.2% of the votes cast on our say-on-pay proposal relating to 2016 executive compensation voted for the proposal. In deciding how to cast your vote on this proposal, the Board requests that you consider the structure of the Company’s executive compensation program, which is more fully discussed in this proxy statement under the heading “Compensation Discussion and Analysis.”

This vote is non-binding; however, we value the opinions of our shareholders and accordingly the Board and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

For reasons set forth above, the Board recommends that you vote for the compensation paid to the NEOs in 2017.

Accordingly, we will ask our shareholders to vote on the following resolution at the 2018 Annual Meeting:

“RESOLVED, that, the compensation paid to the Company’s NEOs in 2017, as disclosed in this proxy statement for our 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

Ö YOUR BOARD RECOMMENDS A VOTE “FOR” THE COMPENSATION PAID TO OUR NEOS IN 2017

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Proposal 3 – Advisory Vote on Executive Compensation

Summary Compensation Table

The following table sets forth the compensation for:

•	our current CEO;

•	our current CFO; and

•	our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2017.

We refer to the executive officers included in the Summary Compensation Table as our NEOs. A detailed description of the plans and programs under which our NEOs received the following compensation can be found in this proxy statement under the heading “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Andreas Fibig	2017	1,300,000	3,042,803	2,916,010	—	488,636	7,747,449
Chairman and CEO	2016	1,275,000	2,963,837	1,670,801	—	300,595	6,210,233
	2015	1,200,000	3,173,165	1,702,478	—	133,099	6,208,742

Richard O’Leary	2017	500,000	680,887	584,579	—	130,331	1,895,797
CFO	2016	422,131	1,346,578	227,620	—	112,537	2,108,866
	2015	445,311	541,687	200,542	—	78,053	1,265,593

Nicolas Mirzayantz	2017	600,000	907,888	741,723	195,808	126,646	2,572,065
Group President, Fragrances	2016	600,000	1,010,428	452,834	43,291	153,913	2,260,466
	2015	585,000	1,088,973	506,351	—	169,083	2,349,407

Matthias Haeni (8)	2017	543,750	699,793	855,316	—	1,057,801	3,156,660
Group President, Flavors	2016	518,750	830,353	492,074	—	1,537,189	3,378,366
	2015	490,000	729,004	375,043	—	782,736	2,376,783

Anne Chwat	2017	475,000	668,346	481,731	—	175,383	1,800,460
General Counsel	2016	472,500	761,326	293,960	—	183,826	1,711,612
	2015	465,000	738,915	308,330	—	155,487	1,667,732

(1)	The 2017 amounts in this column include (i) the following amounts deferred under the DCP: Mr. Fibig — $117,000; Mr. O’Leary — $85,000; Mr. Mirzayantz — $48,000; and Ms. Chwat —$237,500; and (ii) the following amounts deferred under the Retirement Investment Fund Plan (401(k)): Mr. Fibig — $24,000; Mr. O’Leary — $24,000; Mr. Mirzayantz — $24,000 and Ms. Chwat —$19,000.

(2)	The amounts in the Stock Awards column represent the aggregate grant date fair value of equity awards granted during each respective fiscal year, calculated in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs, PRSUs and LTIP equity incentive compensation may be found in Note 12 to our audited financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The grant date fair value attributable to the 2017-2019 LTIP cycle awards pertains to the 50% portion of those awards that will be payable in our common stock if the performance conditions are satisfied and is based on the probable outcome of such conditions. The

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 EXECUTIVE COMPENSATION

value of these awards at the grant date if the maximum level of performance conditions was to be achieved is as follows: Mr. Fibig — $2,248,000; Mr. O’Leary — $562,000; Mr. Mirzayantz — $562,000; Mr. Haeni — $562,000; and Ms. Chwat — $320,340. The actual number of shares earned by the NEOs for the completed 2015-2017 LTIP cycle and for the 2017 segment of each of the 2016-2018 LTIP cycle and 2017-2019 LTIP cycle can be found in the narrative following the Grants of Plan-Based Awards Table under the heading “Long-Term Incentive Plan.”

(3)	The grant date fair value attributable to PRSU awards included in the Stock Awards column pertains to the value of the matching portion of the award. Not reflected in this column is the value of shares delivered or cash paid by NEOs to purchase shares in fiscal year 2017 for the participant’s portion of the PRSU award. As discussed in the Compensation Discussion and Analysis, participants in our ECP are permitted to satisfy the purchase price of PRSU shares by tendering shares of our common stock or paying cash. The following NEOs purchased or tendered the number of shares indicated in fiscal year 2017, in each case at a price per share equal to the closing stock price on the date of grant: Mr. Fibig — $1,134,739 for 8,643 shares; Mr. O’Leary — $453,869 for 3,457 shares; Mr. Mirzayantz — $680,870 for 5,186 shares; Mr. Haeni — $472,775 for 3,601 shares; Ms. Chwat — $538,946 for 4,105 shares.

(4)	The 2017 amounts in this column include the following amounts earned under the 2017 AIP: Mr. Fibig — $1,709,760; Mr. O’Leary — $438,400; Mr. Mirzayantz — $440,160; Mr. Haeni — $553,753; Ms. Chwat — $312,360.

(5)	LTIP cycles have four performance segments related to each year in the three-year LTIP cycle and the cumulative results for the full three-year cycle. Any amounts earned under a performance segment are credited on behalf of the executive at the end of the relevant segment, but such credited amounts are not paid until the completion of the three-year LTIP cycle. Upon completion, one-half of any award earned for a completed LTIP cycle is paid in cash and the remaining half is paid in shares of our common stock. The cash portion of the NEOs’ credited awards is reported in this column for the year in which such amount was earned, rather than in the year in which such award is actually paid. The amounts in this column related to 2017 include the amounts earned and credited for the 2017 segment of the 2016-2018 and 2017-2019 LTIP cycles and the following amounts earned for the 2017 and cumulative segments under the completed 2015-2017 LTIP cycle: Mr. Fibig — $839,750; Mr. O’Leary — $82,042; Mr. Mirzayantz — $209,938; Mr. Haeni — $209,938; Ms. Chwat — $117,145.

(6)	The amounts in this column represent the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our U.S. Pension Plan (our qualified defined benefit plan) and our Supplemental Retirement Plan (our non-qualified defined benefit plan). Earnings in the interest bearing account in the DCP were not above-market, and earnings in other investment choices under the DCP were not preferential, and therefore are not included.

(7)	Details of the 2017 amounts set forth in this column are included in the All Other Compensation Table.

(8)	On November 1, 2017, Mr. Haeni relocated to Hilversum, Netherlands. As a result, for 2017 a portion of his salary was paid in Euros and his AIP and LTIP awards are paid in Euros. For his 2017 salary, we determined the US Dollar value of Euro portion using the exchange rate of 1.19 Euros to US Dollars, which was the exchange rate in effect when he relocated. For the 2017 AIP and LTIP amounts in the Non-Equity Incentive Compensation Plan column, his awards have been or will be paid in Euros and converted into US Dollars based on the exchange rate of 1.188 Euros to US Dollars (the exchange rate as of December 29, 2017).

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Andreas Fibig.

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 EXECUTIVE COMPENSATION

As of December 29, 2017, our employee population consisted of approximately 7,300 individuals working at our parent company and consolidated subsidiaries, of which approximately 1,500 are located in the United States and 5,800 are located outside the United States. We selected December 29, 2017, the last day of our fiscal year, as the determination date for identifying the median employee.

To identify the median employee, we calculated the amount of annual target total cash compensation (salary plus target annual incentive compensation) paid to all of our employees (other than the CEO) based on the compensation information maintained in a centralized database. Since we do not widely distribute annual equity-based awards to our employees, the value of such awards was excluded from the compensation calculation used to determine the median employee. We did not make any cost-of-living or other adjustments in identifying the median employee.

Based on this methodology, the median employee was a full-time, salaried employee in the Netherlands. We calculated the 2017 total annual compensation of such employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $61,140, based on a Euro to US Dollar exchange rate of $1.1888 (the exchange rate as of December 29, 2017).

Utilizing the same executive compensation rules, and consistent with the amount reported in the “Total” Column of our 2017 Summary Compensation Table above for the CEO, the annual total compensation of our CEO was $7,747,449. The resulting ratio of the annual total compensation of the CEO to the annual total compensation of the median employee was 126.7 to 1.

2017 All Other Compensation

	Dividends on Stock Awards ($)(1)	Company Contributions to Savings and Defined Contribution Plans ($)(2)		Auto ($)(3)	Financial/ Estate Planning, Tax Preparation and Legal Services ($)	Executive Death Benefit Program ($)(4)	Matching Charitable Contributions ($)	Cost of Living Allowance ($)		Tax Equalization/ Assistance ($)(5)		Other ($)(6)	Total ($)
Andreas Fibig	38,197	374,644		54,593	6,950	5,313	—	—		—		8,939	488,636
Richard O’Leary	15,161	60,202		16,376	9,613	14,588	10,000	—		—		4,391	130,331
Nicolas Mirzayantz	34,265	57,696		12,200	—	12,448	1,500	—		—		8,537	126,646
Matthias Haeni	17,615	59,573	(7)	14,099	—	7,046	—	60,000	(7)	890,261	(7)	9,207	1,057,801
Anne Chwat	26,094	102,255		13,800	—	11,155	10,000	—		—		12,079	175,383

(1)	The amounts in this column represent dividend equivalents paid during 2017 on shares of PRS and PRSUs.

(2)	The amounts in this column represent: (i) matching amounts paid under our Retirement Investment Fund Plan (401(k)); (ii) amounts matched or set aside by our Company under our DCP (which are matching contributions that would otherwise be made under our 401(k) plan but for limitations under U.S. tax law); (iii) the dollar value of premium shares credited to the accounts of participants in the DCP who elect to defer their cash compensation into the IFF Stock Fund; and (iv) for Mr. Haeni, $49,729 contributed to his European retirement plan in lieu of participation in the Company’s savings plans and an additional savings allowance of $9,844. The premium shares may be forfeited if the executive does not remain employed by our Company for the full calendar year following the year during which such shares are credited. Dividend equivalents are credited on shares (including premium shares) held in accounts of participants who defer into the IFF Stock Fund. Dividend equivalents are included in the Aggregate Earnings in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table and are not included in the amounts represented in this column.

(3)	The amounts in this column represent the personal use of automobiles provided by our Company. The value of such use was determined by using standard IRS vehicle value tables and multiplying that value by the percent of personal use. The value of fuel was determined by multiplying the overall fuel cost by the percent of personal use. In both cases personal use percentages were determined on a mileage basis. The amounts in this column also include the cost paid by us for use of our Company driver.

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(4)	The amounts in this column represent costs for the corporate-owned life insurance coverage we have purchased to offset liabilities that may be incurred under our Executive Death Benefit Program. No participant in this program has or will have any direct interest in the cash surrender value of the underlying insurance policy.

(5)	The amounts in this column for Mr. Haeni represent a tax gross up credit on his tax equalization payment, a tax equalization payment of $781,079, and a tax gross up of $174,182 on the tax equalization payment. The tax gross up and tax equalization payments to Mr. Haeni ended in 2017.

(6)	The amounts in this column represent (i) health club membership, (ii) annual physical examination and (iii) amounts paid under our Supplemental Long-Term Disability Plan.

(7)	Mr. Haeni has elected to participate in an alternative savings program and, in lieu of his participation in our 401(k) plan and DCP, the Company provides Mr. Haeni an annual savings allowance equal to 11% of his annual base salary as an employer contribution to the Swiss pension plan of his choosing. Through October 2017, Mr. Haeni received certain transitional assistance, including (i) a monthly living allowance, (ii) tax equalization payments (subject to gross-up) equal to 25% of the difference in income taxation between Singapore and New York City, and (iii) an additional savings allowance equal to 25% of the difference between the annual savings allowance and his previous pension payments.

Employment Agreements or Arrangements

Mr. Fibig

Pursuant to the terms of a letter agreement dated May 26, 2014 between our Company and Mr. Fibig, he became our CEO effective September 1, 2014 and Chairman of the Board as of December 1, 2014.

Under this agreement, Mr. Fibig’s employment is on an at-will basis until terminated by either party. Mr. Fibig is entitled to the following compensation under the agreement:

•	A target AIP bonus of 120% of his base salary and a potential maximum annual bonus of 240% of his base salary;

•	An LTIP target of $2,000,000 and a maximum of up to 200% of the LTIP target; and

•	Participation in the ECP program.

Mr. Fibig’s salary is reviewed by the Board periodically and may be increased, but not decreased. The letter agreement provides for non-competition, non-solicitation, non-disclosure, cooperation and non-disparagement covenants.

Mr. Fibig’s letter agreement grants him certain rights upon termination of his employment. These rights are described in this proxy statement under the heading “Termination of Employment and Change in Control Arrangements — Other Separation Arrangements.”

Other NEOs

The compensation of our other NEOs is approved by the Compensation Committee and is generally determined by the terms of the various compensation plans in which they are participants and which are described in this proxy statement more fully above in the Compensation Discussion and Analysis, in the narrative following the Grants of Plan-Based Awards Table and under the heading “Termination of Employment and Change in Control Arrangements.” In addition, their salary is reviewed, determined and approved on an annual basis by our Compensation Committee. Executives also may be entitled to certain compensation arrangements provided or negotiated in connection with their commencement of employment with our Company, or as required by local law.

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 EXECUTIVE COMPENSATION

2017 Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our NEOs during 2017. The amounts reported in the table under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts under Equity Incentive Plan Awards” represent the threshold, target and maximum awards under our AIP and LTIP programs. The performance conditions applicable to the AIP and LTIP are described in the Compensation Discussion and Analysis.

With regard to the AIP, the percentage of each NEO’s target award that was actually achieved for 2017 based on satisfaction of the AIP performance conditions is discussed in the Compensation Discussion and Analysis. The amount actually paid to each NEO in 2018 based on 2017 performance under the AIP is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

With regard to the LTIP, the amounts of each NEO’s award that were actually achieved for 2015-2017 based on satisfaction of the performance conditions for the 2015-2017 LTIP and the 2017 segment of each of the 2016-2018 LTIP and 2017-2019 LTIP cycles are set forth following the Grants of Plan-Based Awards Table. In addition, cash amounts earned by each NEO for the cumulative and 2017 segment of the 2015-2017 LTIP cycle and the 2017 segments of the 2016-2018 LTIP and 2017-2019 LTIP cycles are also included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. However, any cash or shares credited to a NEO based on achievement of performance conditions during a segment will not be paid until completion of the full LTIP cycle and could be forfeited if a NEO leaves the Company prior to the payment date.

Name	Type of Award (1)	Grant Date (2)	Date of Compensation Committee / Board Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	Grant Date Fair Value of Stock Awards ($) (6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Andreas Fibig	AIP	2/7/2017	2/7/2017	390,000	1,560,000	3,120,000
	2017 LTIP	2/7/2017	2/7/2017	250,000	1,000,000	2,000,000	250,000	1,000,000	2,000,000		908,071
	PRSU	5/3/2017	2/7/2017							8,643	1,134,739
	RSU	5/3/2017	2/7/2017							7,203	999,993

Richard O’Leary	AIP	2/7/2017	2/7/2017	100,000	400,000	800,000
	2017 LTIP	2/7/2017	2/7/2017	62,500	250,000	500,000	62,500	250,000	500,000		227,018
	PRSU	5/3/2017	2/7/2017							3,457	453,869

Nicolas Mirzayantz	AIP	2/7/2017	2/7/2017	120,000	480,000	960,000
	2017 LTIP	2/7/2017	2/7/2017	62,500	250,000	500,000	62,500	250,000	500,000		227,018
	PRSU	5/3/2017	2/7/2017							5,186	680,870

Matthias Haeni	AIP	2/7/2017	2/7/2017	118,343	473,372	946,744
	2017 LTIP	2/7/2017	2/7/2017	62,500	250,000	500,000	62,500	250,000	500,000		227,018
	PRSU	5/3/2017	2/7/2017							3,601	472,775

Anne Chwat	AIP	2/7/2017	2/7/2017	71,250	285,000	570,000
	2017 LTIP	2/7/2017	2/7/2017	35,625	142,500	285,000	35,625	142,500	285,000		129,400
	PRSU	5/3/2017	2/7/2017							4,105	538,946

(1)	AIP = 2017 AIP

2017 LTIP = 2017-2019 Long-Term Incentive Plan Cycle

PRSU = Purchased Restricted Stock Unit

RSU = Restricted Stock Unit

(2)	All equity, AIP and LTIP grants were made under our 2015 SAIP. The material terms of these awards are described in this proxy statement under the heading “Compensation Discussion and Analysis.”

(3)	AIP amounts in this column are the threshold, target and maximum dollar values under our 2017 AIP. 2017 LTIP amounts in this column are the threshold, target and maximum dollar values of the 50% portion of our 2017-2019 LTIP cycle that would be payable in cash if the performance conditions are satisfied.

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(4)	2017 LTIP amounts in this column are the threshold, target and maximum dollar values of the 50% portion of our 2017-2019 LTIP cycle that would be payable in stock if the performance conditions are satisfied. The number of shares of our common stock for the 50% portion payable in stock was determined at the beginning of the 2017 LTIP cycle, based on $120.31 per share, the average closing market price of a share of our common stock for the 20 trading days preceding January 3, 2017, the first trading day of the 2017-2019 LTIP cycle. However, the actual value to be realized may vary depending on the closing market price of a share of our common stock on the payout date of 2017 LTIP awards.

(5)	The amounts in this column represent the number of PRSUs and RSUs granted under the ECP. Dividend equivalents are paid on PRSUs. Footnote 4 to the Summary Compensation Table states the dollar amount delivered by our NEOs (in tendered shares or cash) for these PRSU awards. The material terms of the ECP awards are described in this proxy statement under the heading “Compensation Discussion & Analysis.”

(6)	The amounts in this column represent the aggregate grant date fair value of equity awards granted to our NEOs during the fiscal year ended December 31, 2017, calculated in accordance with FASB ASC Topic 718. The grant date fair value of LTIP awards pertains to the 50% portion of those awards that will be payable in shares of our common stock if the performance conditions are satisfied, and is based on the probable outcome of such conditions.

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 EXECUTIVE COMPENSATION

Long-Term Incentive Plan

2015-2017 LTIP Payout

The following table sets forth the total amount earned by each NEO based on achievement of the corporate performance goals for each segment under the 2015-2017 LTIP cycle and based on each executive’s target amount (or reduced target amount for each NEO who was not employed in his or her current role for the entire three-year cycle). The amount reported in the “Total” column is the amount being paid out to the NEOs in 2018 following completion of the 2015-2017 LTIP cycle.

	Segment 1 (2015)		Segment 2 (2016)		Segment 3 (2017)		Cumulative (2015 — 2017)		Total
	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)
Andreas Fibig	292,500	2,864	95,875	939	407,000	3,985	432,750	4,234	1,228,125	12,022
Richard O’Leary	28,576	280	9,367	92	39,763	389	42,279	415	119,985	1,176
Nicolas Mirzayantz	73,125	716	23,969	235	101,750	996	108,188	1,059	307,032	3,006
Matthias Haeni	73,125	716	23,969	235	101,750	996	108,188	1,059	307,032	3,006
Anne Chwat	40,804	399	13,375	131	56,777	555	60,369	594	171,325	1,679

2016-2018 LTIP Credit

Based on our achievement of the corporate performance goals for the 2017 segment (the second segment) of the 2016-2018 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive:

	Segment 2 (2017)
	Cash ($)	Shares (#)
Andreas Fibig	$183,250	1,536
Richard O’Leary	$18,325	154
Nicolas Mirzayantz	$45,813	384
Matthias Haeni	$45,813	384
Anne Chwat	$26,113	218

2017-2019 LTIP Credit

Based on our achievement of the corporate performance goals for the 2017 segment (the first segment) of the 2017-2019 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive:

	Segment 1 (2017)
	Cash ($)	Shares (#)
Andreas Fibig	183,250	1,523
Richard O’Leary	45,813	381
Nicolas Mirzayantz	45,813	381
Matthias Haeni	45,813	381
Anne Chwat	26,113	217

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 EXECUTIVE COMPENSATION

Equity Compensation Plan Information

We currently grant equity awards under our 2015 SAIP only, which replaced our 2010 Stock Award and Incentive Plan (the “2010 SAIP”). The following table provides information regarding our common stock which may be issued under our equity compensation plans as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	616,057	(2)	$64.25	(3)	2,150,570	(4)
Equity compensation plans not approved by security holders (5)	249,292		$64.25	(3)	200,990	(6)

Total	865,349		$64.25	(3)	2,351,560

(1)	Represents the 2015 SAIP. The 2015 SAIP replaced the 2010 SAIP and provides the source for future deferrals of cash into deferred stock under the DCP (with the DCP being deemed a sub-plan under the 2010 SAIP for the sole purpose of funding deferrals under the IFF Stock Fund).

(2)	Includes RSUs, SSARs, the number of shares to be issued under the 2015-2017 LTIP cycle based on actual performance, and the maximum number of shares that may be issued under the 2016-2018 and 2017-2019 LTIP cycles if the performance conditions for each of those cycles are satisfied at the maximum level. The number of SSARs that may be issued upon exercise was calculated by dividing (i) the product of (a) the excess of the closing market price of our common stock on the last trading day of 2017 over the exercise price, and (b) the number of SSARs outstanding by (ii) the closing market price on the last trading day of 2017. Excludes outstanding shares of PRS under the 2010 SAIP.

(3)	Weighted average exercise price of outstanding SSARs. Excludes RSUs, shares credited to accounts of participants in the DCP and shares that may be issued under the 2016-2018 and 2017-2019 LTIP cycles.

(4)	We currently have two equity compensation plans that have not been approved by our shareholders: (i) the DCP, which is described on page 74 and (ii) a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. Although we are no longer granting these annual 1,000 share stock awards to directors, the pool of shares remains authorized.

(5)	Includes 157,240 shares remaining available for issuance under the DCP and 43,750 shares remaining available for issuance from a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director.

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 EXECUTIVE COMPENSATION

2017 Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our NEOs at December 31, 2017.

Name	Grant Date	Grant Type (1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Andreas Fibig	5/6/2015	RSU	7,620	(3)	1,162,888
	5/6/2015	PRS	11,176	(3)	1,705,569
	2/8/2016	2016 LTIP	2,340	(4)	357,135	12,576 (5)	1,919,223
	5/2/2016	RSU	11,685	(6)	1,783,248
	5/2/2016	PRSU	6,009	(6)	917,033
	2/7/2017	2017 LTIP	1,523	(7)	232,452	14,546 (8)	2,219,865
	5/3/2017	RSU	7,203	(9)	1,099,250
	5/3/2017	PRSU	8,643	(9)	1,319,008
Richard O’Leary	5/6/2015	PRS	2,540	(3)	387,629
	2/8/2016	2016 LTIP	234	(4)	35,782	1,256 (5)	191,678
	5/2/2016	PRSU	2,754	(6)	420,288
	11/1/2016	RSU	7,472	(10)	1,140,302
	2/7/2017	2017 LTIP	381	(7)	58,169	3,636 (8)	554,890
	5/3/2017	PRSU	3,457	(9)	527,573
Nicolas Mirzayantz	5/6/2015	PRS	7,112	(3)	1,085,362
	2/8/2016	2016 LTIP	585	(4)	89,284	3,144 (5)	479,806
	5/2/2016	PRSU	6,510	(6)	993,491
	2/7/2017	2017 LTIP	381	(7)	58,169	3,636 (8)	554,890
	5/3/2017	PRSU	5,186	(9)	791,435
Matthias Haeni (12)	5/6/2015	PRS	4,064	(3)	620,207
	2/8/2016	2016 LTIP	585	(4)	89,284	3,144 (5)	479,806
	5/2/2016	PRSU	5,007	(6)	764,118
	2/7/2017	2017 LTIP	381	(7)	58,169	3,636 (8)	554,890
	5/3/2017	RSU	3,601	(9)	549,549
Anne Chwat	5/6/2015	PRS	5,080	(3)	775,259
	2/8/2016	2016 LTIP	333	(4)	50,776	1,794 (5)	273,782
	5/2/2016	PRSU	5,258	(6)	802,423
	2/7/2017	2017 LTIP	217	(7)	33,111	2,072 (8)	316,208
	5/3/2017	PRSU	4,105	(9)	626,464

(1)	2016 LTIP = 2016-2018 Long-Term Incentive Plan Cycle

2017 LTIP = 2017-2019 Long-Term Incentive Plan Cycle

PRS = Purchased Restricted Stock

PRSU = Purchased Restricted Stock Unit

RSU = Restricted Stock Unit

(2)	The market value was determined based on the closing price of our common stock on December 29, 2017. For PRS and PRSU awards, the amounts in this column do not reflect the purchase price paid by the NEO for PRS shares under the ECP as described in the Compensation Discussion and Analysis.

(3)	This award vests on April 6, 2018.

(4)	This amount represents the number of shares of stock that have been credited for the 2016 and 2017 segments of the 2016-2018 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle.

(5)	This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining two open segments of the 2016-2018 LTIP cycle. Shares earned during any segment of the 2016-2018 LTIP cycle will remain unvested until the completion of the full three-year cycle.

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 EXECUTIVE COMPENSATION

(6)	This award vests on April 2, 2019.

(7)	This amount represents the number of shares of stock that have been credited for the 2017 segment of the 2017-2019 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle.

(8)	This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining three open segments of the 2017-2019 LTIP cycle. Shares earned during any segment of the 2017-2019 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(9)	This award vests on April 3, 2020.

(10)	This award vests on November 1, 2o20.

IFF  |  2018 PROXY STATEMENT  71

 EXECUTIVE COMPENSATION

2017 Stock Vested

The following table provides information regarding stock vested during 2017 for each of our NEOs. None of our NEOs hold options and no SSARs were exercised by our NEOs during 2017.

	Stock Awards
Name	Type of Award (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andreas Fibig	RSU (2)	7,967	1,051,166
	2015 LTIP (3)	12,022	1,834,677
Richard O’Leary	PRS (2)(4)	2,749	353,711
	RSU (5)	1,487	120,926
	2015 LTIP (3)	1,176	179,469
Nicolas Mirzayantz	PRS (2)(4)	7,943	1,047,999
	2015 LTIP (3)	3,006	458,746
Matthias Haeni	PRS (2)(4)	3,666	483,692
	2015 LTIP (3)	3,006	458,746
Anne Chwat	PRS (2)(4)	5,499	725,538
	2015 LTIP (3)	1,679	256,232

(1)	RSU = Restricted Stock Unit
PRS = Purchased Restricted Stock
2015 LTIP = 2015-2017 Long-Term Incentive Plan Cycle

(2)	The award represented in this row was granted in 2014 under the ECP and vested on April 13, 2017. The value realized is based on the closing price of our common stock on the vesting date ($131.94).

(3)	The award represented in this row is the equity portion of the 2015-2017 LTIP award, for which performance was completed on December 31, 2017. The number of shares represents the actual number of shares that will be issued to the participant in March 2018, as determined by the Board of Directors in February 2018. The value realized is based on the number of shares and the closing market price of a share of our common stock on December 29, 2017 ($152.61); however, the actual value realized may vary depending on the closing market price of a share of our common stock on the payout date.

(4)	The amounts set forth in this table as the value realized attributable to vested PRS is the product of (a) the number of vested shares of PRS and (b) the closing price of our common stock on the vesting date.

(5)	The award represented in this row was granted in 2015 to Mr. O’Leary and vested on January 3, 2017. The value realized is based on the closing price of our common stock on the vesting date ($117.17).

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 EXECUTIVE COMPENSATION

Pension Benefits

We provide a defined benefit pension plan (the “U.S. Pension Plan”) to eligible United States-based employees hired before January 1, 2006. Of our NEOs, only Mr. Mirzayantz currently participates in the U.S. Pension Plan. U.S. employees hired on or after January 1, 2006, including all of our other NEOs, are not eligible to participate in the U.S. Pension Plan. We pay the full cost of providing benefits under the U.S. Pension Plan.

Compensation and service earned after December 31, 2007 are not taken into account in determining an employee’s benefit under the U.S. Pension Plan except for employees whose combined age and years of service equaled or exceeded 70 as of December 31, 2007. As Mr. Mirzayantz did not satisfy this requirement, Mr. Mirzayantz had his benefit frozen as of December 31, 2007.

The monthly pension benefit is equal to the number of years of credited service as of December 31, 2017 times the difference between (a) 1.7% times final average compensation, and (b) 1.25% times the social security amount. Final average compensation for purposes of the U.S. Pension Plan is the average of the five consecutive years of compensation during the last ten years before December 31, 2007 that produce the highest average. The term “compensation” means the basic rate of monthly salary (as of April 1 each year) plus 1/12 of any AIP cash award received for the preceding year, reduced by any compensation deferred under our DCP. The normal retirement age under the U.S. Pension Plan is age 65.

Various provisions of the Internal Revenue Code of 1986, as amended (“IRC”) limit the amount of compensation used in determining benefits payable under our U.S. Pension Plan. We established a non-qualified Supplemental Retirement Plan to pay that part of the pension benefit that, because of these IRC limitations, cannot be paid under the U.S. Pension Plan to our U.S. senior executives. For purposes of the Supplemental Retirement Plan, “compensation” includes any salary and AIP amounts, including amounts deferred under our DCP.

Employees with at least 10 years of service are eligible for early retirement under the U.S. Pension Plan and the Supplemental Retirement Plan beginning at age 55. The benefit at early retirement is an unreduced benefit payable at age 62 or a reduced benefit (4% per year) if paid prior to age 62.

The following table provides information for Mr. Mirzayantz regarding our U.S. Pension Plan and Supplemental Retirement Plan. The present value of accumulated benefits payable under each of our retirement plans was determined using the following assumptions: an interest rate of 4.1%; the RP-2000 Healthy Participant Male/Female Mortality with projections of mortality improvements; 80% of participants are married with a spouse four years younger and are receiving a 50% joint and survivor annuity and 20% of participants are unmarried and are receiving a straight life annuity with a five-year guarantee. Additional information regarding the valuation method and material assumptions used to determine the accumulated benefits reported in the table is presented in Note 14 to our consolidated financial statements included in our 2017 Annual Report. The information provided in the columns other than the Payments During Last Fiscal Year column is presented as of December 31, 2017, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2017.

IFF  |  2018 PROXY STATEMENT  73

 EXECUTIVE COMPENSATION

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits Assuming Retirement Age of 62 ($)(1)	Present Value of Accumulated Benefits Assuming Retirement Age of 65 ($)(2)	Payments During Last Fiscal Year ($)
Nicolas Mirzayantz (3)	U.S. Pension Plan	16.23	634,273	531,657	—
	Supplemental Retirement Plan	16.23	1,010,655	847,146	—

			1,644,928	1,378,803	—

(1)	The amounts in this column assume benefit commencement at unreduced early retirement at age 62 (with at least 10 years of credited service) and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(2)	The amounts in this column assume benefit commencement at normal retirement at age 65 and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(3)	Benefits for Mr. Mirzayantz under the U.S. Pension Plan and Supplemental Retirement Plan were frozen as of December 31, 2007 because his age and service as of December 31, 2007 did not equal or exceed 70.

Non-Qualified Deferred Compensation

We offer our executives and other senior employees based in the United States an opportunity to defer compensation under our non-qualified deferred compensation plan, or DCP. The DCP allows these employees to defer salary, annual and long-term incentive awards and receipt of stock under some equity awards. There is no limit on the amount of compensation that a participant may elect to defer. Subject to certain limitations on the number of installments and periods over which installments will be paid, participants in the DCP elect the timing and number of installments as to which the participant’s DCP account will be settled. Deferred cash compensation may be treated at the election of the participant as invested in:

•	a variety of equity and debt mutual funds offered by The Vanguard Group, which administers the DCP, or

•	a fund valued by reference to the value of our common stock with dividends reinvested (the “IFF Stock Fund”), or

•	an interest-bearing account.

Except for deferrals into the IFF Stock Fund, the participant may generally change his or her choice of funds at any time. For the interest-bearing account, our Compensation Committee establishes an interest rate each year which we intend to be equal to 120% of the applicable federal long-term interest rate. For 2017 this interest rate was 2.69% and for 2018 this interest rate is 3.13%.

We make matching contributions under the DCP to make up for tax limitations on our matching contributions under our Retirement Investment Fund Plan, a 401(k) plan. The 401(k) plan provides for matching contributions at a rate of $1.00 for each dollar of contribution up to 4% of a participant’s salary plus $0.75 for each dollar of contribution above 4% up to 8% of a participant’s salary.

Tax rules limit the amount of the Company match under the 401(k) plan for our executives. The DCP matching contribution reflects the amount of the matching contribution which is limited by the tax laws. The same requirements under the 401(k) plan for matching, including vesting, apply to matching

74  IFF  |  2018 PROXY STATEMENT

 EXECUTIVE COMPENSATION

contributions under the DCP. These matching contributions automatically vest once a participant completes three years of service with our Company.

The DCP gives participants an incentive to defer compensation into the IFF Stock Fund by granting a 25% premium, credited in additional deferred stock, on all cash compensation deferred into the stock fund contingent upon the participant remaining employed by the Company (other than for retirement) for the full calendar year following the year when such credit was made. If the participant withdraws any deferred stock within one year of a deferral, any premium shares credited will be forfeited. Vesting of the premium deferred stock accelerates upon a change in control. RSUs granted under our equity compensation plans may also be deferred upon vesting, but no premium is added.

The following table provides information for our NEOs regarding participation in our DCP.

2017 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)

Andreas Fibig	1,251,120	(3)	355,793	—	—	2,957,693
Richard O’Leary	85,000	(4)	41,302	—	—	309,841
Nicolas Mirzayantz	149,291	(5)	38,796	406,223	—	2,469,915
Matthias Haeni	—		—	—	—	—
Anne Chwat	453,493	(6)	85,305	281,213	296,174	2,562,201

(1)	The amounts in this column are included in the All Other Compensation column for 2017 in the Summary Compensation Table, and represent employer contributions credited to the participant’s account during 2017, as well as certain contributions credited in the first quarter of 2018 related to compensation earned in 2017.

(2)	If a person was a NEO in previous years’ proxy statements, this amount includes amounts that were included as compensation previously reported for that person in the Summary Compensation Table for those previous years. Of the totals in this column, the following amounts were reported as compensation in the Summary Compensation Table for 2006: Mr. Mirzayantz — $87,985; 2007: Mr. Mirzayantz — $160,010; for 2008: Mr. Mirzayantz — $63,269; for 2009: Mr. Mirzayantz — $31,228; for 2010: Mr. Mirzayantz — $243,228; for 2011: Mr. Mirzayantz — $45,600; Ms. Chwat — $316,928; for 2012: Mr. Mirzayantz — $516,144; Ms. Chwat — $398,970; for 2013: Mr. Mirzayantz — $751,443; Ms. Chwat — $509,236; for 2014: Mr. Fibig — $443,624; Mr. O’Leary — $161,002; Mr. Mirzayantz — $500,852; Ms. Chwat — $305,561; for 2015: Mr. Fibig — $631,680; Mr. O’Leary — $115,933; Mr. Mirzayantz — $255,521; Ms. Chwat — $182,715; and for 2016: Mr. Fibig — $1,251,120; Mr. O’Leary — $85,000; Mr. Mirzayantz — $149,291; Ms. Chwat — $453,493.

(3)	Of this amount, $117,000 is included in the Salary column for 2017 in the Summary Compensation Table and $1,134,120 is included as a portion of his 2017 AIP award in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(4)	This amount is included in the Salary column for 2017 in the Summary Compensation Table.

(5)	Of this amount, $48,000 is included in the Salary column for 2017 in the Summary Compensation Table. Mr. Mirzayantz also deferred $26,891 of the cash portion of his 2014-2016 LTIP and $74,400 which is a portion of his 2017 AIP and was included in the Non-Equity Incentive Plan Compensation column for 2017 in the Summary Compensation Table.

(6)	Of this amount, $237,500 is included in the Salary column for 2017 in the Summary Compensation Table. Ms. Chwat also deferred $45,015 of the cash portion of the 2014-2016 LTIP, $67,381 of the share portion of the 2014-2016 LTIP and $103,598 which is a portion of her 2017 AIP and was included in the Non-Equity Incentive Plan Compensation column for 2017 in the Summary Compensation Table.

IFF  |  2018 PROXY STATEMENT  75

 EXECUTIVE COMPENSATION

Termination and Change in Control Arrangements

Executive Severance Policy

Our ESP provides severance payments and benefits to our NEOs and other executives in the event of a termination of their employment in certain specified circumstances. In addition, under our incentive plans, the vesting of equity awards may also be accelerated in connection with certain terminations. The level of severance pay under the ESP is based on a tier system. Each executive’s assigned tier is based on the executive’s grade level. The Compensation Committee may also agree to provide enhanced severance payments and benefits to specific executives. All our NEOs are in Tier I. Mr. Fibig’s offer letter has modified some of the relevant definitions, amounts and other terms regarding the benefits that he is eligible to receive under the ESP. See “Other Separation Arrangements” below for a discussion of Mr. Fibig’s benefits.

Our ESP provides for acceleration of severance payments and continuation of benefits in connection with an executive’s termination (1) if his or her employment is terminated by us without Cause or (2) in the case that such termination occurs within two years of a Change in Control, if his or her employment is terminated without Cause or he or she terminates his or her employment for Good Reason. In addition, a Tier I executive is eligible to receive payments if he or she terminates his or her employment for Good Reason prior to or more than two years after a Change in Control.

Our ESP states that a “Change in Control” (or “CiC”) will be deemed to have occurred when any of the following has occurred:

•	a person or group becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding voting securities, other than beneficial ownership by us, any of our employee benefit plans or any person organized, appointed or established pursuant to the terms of any such benefit plan;

•	the directors of the Board as of November 1, 2017 (the “Incumbent Directors”) cease to constitute a majority of the Board for any reason; provided, however, that (i) any individual becoming a director subsequent to November 1, 2017 whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board shall be an Incumbent Director and (ii) any individual initially elected or nominated as a director as a result of an actual or threatened election contest shall not be an Incumbent Director; or

•	the consummation of (A) a merger, consolidation, reorganization or similar transaction with us or in which our securities are issued, as a result of which the holders of our outstanding voting securities immediately before such event own, directly or indirectly, immediately after such event less than 60% of the combined voting power of the outstanding voting securities of the parent entity resulting from, or issuing its voting securities as part of, such event; (B) a complete liquidation or dissolution of the Company; or (C) a sale or other disposition of all or substantially all of our assets to any person, with certain exceptions.

76  IFF  |  2018 PROXY STATEMENT

 EXECUTIVE COMPENSATION

Severance Payments and Benefits Other than in Connection with a Change in Control

Payment for Termination Without Cause or for Good Reason.  Pursuant to our ESP, any Tier 1 executive that is terminated by us without Cause or by a Tier 1 executive for Good Reason prior to or more than two years after a CiC is entitled to receive the following:

•	A severance payment equal to (a) two times (2x) in case of our CEO, or (b) one and one-half times (1.5x) in case of our other Tier I executives, the sum of the executive’s annual base salary at the date of termination plus the prorated portion of the executive’s target AIP award for the year in which termination occurs (payable to the executive in regular installments over 24 months for our CEO, or 18 months for other Tier I executives, following termination);

•	A prorated portion of the executive’s target AIP award for the year in which termination occurs, payable when such AIP amounts otherwise become payable;

•	A prorated portion of the executive’s target LTIP award for the cycles then in progress, payable when such LTIP amounts otherwise become payable;

•	Vesting of a prorated portion of any unvested equity award(s), settled on the applicable vesting date as if termination had not occurred; and

•	Continuation of medical, dental, disability and life insurance coverage for 24 months for our CEO and 18 months for our other Tier I executives, or until the executive obtains new employment providing similar benefits or attains age 65.

Severance Payments and Benefits in Connection with a Change in Control

Upon the occurrence of a termination of any Tier 1 executive by us without Cause or by an executive for Good Reason within two years following a CiC, the executive would be entitled to the following:

•	A severance payment equal to (a) three times (3x) in case of our CEO, or (b) two times (2x) in case of our other Tier I executives, the sum of the executive’s annual base salary at the date of termination plus the higher of (1) his or her average AIP award for the three most recent years and (2) his or her target AIP award for the year in which termination occurs, payable in a lump sum;

•	A prorated portion of the executive’s target AIP award for the year in which termination occurs, payable in a lump sum;

•	For each performance segment that ended prior to the termination, a payment equal to the LTIP award payment the executive would have been entitled to receive for such performance segment had the termination not occurred, payable in a lump sum;

•	For each performance segment in which the executive’s date of termination occurs, a prorated portion of the executive’s target LTIP award for each performance segment in which the termination occurs, payable in a lump sum;

•	Vesting of any equity awards not already vested upon the CiC and, unless deferred by the executive, settlement of such equity awards;

•	Vesting of any benefits under our Supplemental Retirement Plan; and

•	Continuation of medical, dental, disability and life insurance coverage for 24 months for our CEO, and 18 months for our other Tier I executives, or until the executive obtains new employment providing similar benefits or attains age 65.

IFF  |  2018 PROXY STATEMENT  77

 EXECUTIVE COMPENSATION

Definitions. Our ESP defines Cause and Good Reason as follows:

•	“Cause” means:

○	failure of the executive to perform his or her material duties in any material respect, which if reasonably susceptible to cure, has continued after written notice of such failure has been provided and the executive has not cured such failure within 10 days of receipt of such written notice;

○	willful misconduct or gross negligence by the executive that has caused or is reasonably expected to result in material injury to our business, reputation, or prospects;

○	the engagement by the executive in illegal conduct or any act of serious dishonesty which could reasonably be expected to result in material injury to our business or reputation or which adversely affects the executive’s ability to perform his or her duties;

○	the executive being indicted or convicted of (or having pled guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or

○	a material and willful violation by the executive of our rules, policies or procedures.

•	“Good Reason” means any of the following:

○	a material decrease in the executive’s base salary, target bonus under an AIP, LTIP or Equity Choice Award, other than as part of an across-the-board reduction applicable to all similarly situated employees;

○	a material diminution in the executive’s authority, duties or responsibilities;

○	relocation of executive’s primary work location more than 50 miles from executive’s primary work location at the time of such requested relocation; or

○	our failure to obtain the binding agreement of any successor expressly to assume and agree to fully perform our obligations under the ESP.

However, “good reason” will only exist if the executive gives us notice within 90 days after the initial occurrence of any of the foregoing events and we fail to correct the matter within 30 days following receipt of such notice.

Tax Gross-Up. Executives are not entitled to receive a tax “gross-up” payment. Instead, their severance payments would be subject to a “modified cut-back” provision, where severance or other payments to that executive would be reduced if this reduction would produce a better after-tax result for the executive. There would be no reduction, however, if the executive (who would be responsible for any excise tax) would have a better after-tax result without the reduction.

Participant Obligations for the Protection of Our Business and Clawback. As a condition of the executive’s right to receive severance payments and benefits, the ESP requires that he or she:

•	not compete with us,

•	not solicit, induce, divert, employ, retain or interfere with or attempt to influence our relationship with any employee or person providing services to the Company and

78  IFF  |  2018 PROXY STATEMENT

 EXECUTIVE COMPENSATION

•	not interfere with or attempt to influence our relationship with any supplier, customer or other person with whom we do business.

These restrictions apply while an executive is employed and following a termination of employment during the period of 12 months in case of non-compete obligations and 24 months in case of non-solicitation obligations. In addition, executives are not entitled to severance if they engage in willful misconduct or a violation of a Company policy that is materially detrimental to us while employed by the Company. The ESP also conditions severance payments and benefits on the executive signing a release and termination agreement, and meeting continuing commitments relating to confidentiality, cooperation in litigation and return of our property.

As discussed above in “Compensation Discussion and Analysis—Clawback Policy,” compensation received under our ESP is subject to our clawback policy if the executive breaches the obligations noted above or if any of the other events triggering a clawback, such as a financial misstatement or restatement, occur.

Effect of IRC Section 409A. The timing of some payments and benefits may be restricted under IRC Section 409A, which regulates deferred compensation. Some amounts payable to our NEOs or other participants under the ESP upon termination may be delayed until six months after termination.

Payments in connection with death, disability or retirement.  Our executives may also receive payment if their employment terminates as a result of death, disability or retirement as set forth in the terms and conditions of their award agreements with the Company and, in the case of our CEO, his letter agreement as described below under “Other Separation Arrangements—Mr. Fibig.” Our NEOs are also entitled to payments under our Executive Death Benefit Plan as described in this proxy statement under the heading “Compensation Discussion and Analysis—Executive Death Benefit Plan.” In the event of disability, our NEOs would be entitled to payments under our Disability Insurance Program that applies to salaried employees generally (60% of monthly salary up to a maximum of $15,000 per month).

Other Separation Arrangements

Mr. Fibig

Details regarding Mr. Fibig’s letter agreement dated May 26, 2014 are included in this proxy statement under the heading “Employment Agreements or Arrangements” following the Summary Compensation Table. Under the terms of his letter agreement, Mr. Fibig is a participant in our ESP and is entitled to receive the benefits set forth above, with the following modifications:

•	In connection with any termination without Cause or for Good Reason, not in connection with a CiC:

○	Mr. Fibig’s severance payment will be a multiple of two times (2x) the sum of his annual base salary plus the average AIP bonus paid to him in the three years prior to termination, payable over 24 months; and

○	Mr. Fibig will be entitled to receive a prorated portion of any LTIP award that is in progress on the date of termination, based on target, in a lump-sum cash payment; and

•	In connection with any termination without Cause or for Good Reason that occurs within two years after a CiC, all of Mr. Fibig’s outstanding equity awards will vest in full at target;

IFF  |  2018 PROXY STATEMENT  79

 EXECUTIVE COMPENSATION

Any termination by us without cause (as described below) or by Mr. Fibig for any reason requires prior written notice of 90 days. Under Mr. Fibig’s letter agreement, “Cause” means:

•	willful and continued failure to perform substantially his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him by the Board which specifically identifies the manner in which he has not substantially performed his duties, and which provides a 20-day cure period;

•	willful engagement in conduct which is not authorized by the Board or within the normal course of his business decisions and is known by him to be materially detrimental to our best interests or the best interests of any of our subsidiaries, including any misconduct that results in material noncompliance with any financial reporting requirements under the Federal securities laws if such noncompliance results in an accounting restatement;

•	willful engagement in illegal conduct or any act of serious dishonesty which adversely affects, or in the reasonable estimation of the Board, could in the future adversely affect his value, reliability or performance to our Company in a material manner (other than any act or failure to act based upon authority given by the Board or advice of counsel for the Company, which shall be presumed to be done in good faith and in the best interests of the Company); or

•	his being indicted for or convicted of (or pleading guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety.

Under Mr. Fibig’s letter agreement, “Good Reason” means any of the following:

•	any reduction in his base salary or target AIP bonus;

•	an adverse change in his status or position as CEO (including as a result of a material diminution in his duties or responsibilities);

•	required relocation to a principal place of employment outside of the New York City metropolitan area; or

•	our failure to obtain an agreement from any successor to all or substantially all of our assets or business to assume and agree to perform his Employment Agreement within 15 days after a merger, consolidation, sale or similar transaction.

However, “Good Reason” will only exist if the CEO resigns from employment within 180 days after the occurrence, without his express written consent, of one of the events listed above; provided he gives written notice within 90 days after the event allegedly constituting Good Reason, and the Company will have 30 days after such notice is given to cure.

If Mr. Fibig’s employment terminates on account of death, disability or retirement, he (or his beneficiary or estate) is entitled to any unpaid base salary through the date of termination, any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, payable when bonuses are paid to other senior executives, a pro-rata AIP bonus for the fiscal year in which the termination occurs, based on actual performance and payable when bonuses are paid to other senior executives, and all other payments, benefits or perquisites to which he may be entitled under the terms of the Company’s programs. Mr. Fibig will not be entitled to any payment (including any tax gross-up) respecting taxes he may owe under IRC Section 4999 (so-called “golden parachute taxes”). The separation benefits payments are subject to Mr. Fibig’s delivery to us of an executed general release, resignation from all offices, directorships and fiduciary positions with us and continued compliance with restrictive covenants regarding non-competition, non-solicitation, confidentiality, cooperation and non-disparagement. Upon a termination of Mr. Fibig’s employment for any reason, the non-competition and non-solicitation covenants continue to apply for two years.

80  IFF  |  2018 PROXY STATEMENT

 EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

The following table shows the estimated payments and value of benefits that we would provide to each of our NEOs if the triggering events described in the heading of the table had occurred on December 31, 2017.

We do not provide any additional benefits to our NEOs upon a voluntary resignation or termination for Cause. Certain assumptions made for purposes of presenting this information and certain amounts not reflected in the table are explained below or in the footnotes to the table.

For all cases, the per-share market price of our common stock is assumed to be $152.61, the actual closing price per share on the last trading day of 2017. In preparing the estimates in this table, we have assumed that any CiC would also constitute a “change in ownership and control” for purposes of the golden parachute excise tax rules. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis. Except as noted in footnote (7) of the table, these amounts do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The salary, AIP award and LTIP award otherwise payable to each NEO through December 31, 2017 is included in the Summary Compensation Table. In addition to the amounts set forth in the table below, in the event of a CiC, the aggregate balance held in our DCP for each of our NEOs who participate in that plan will be automatically accelerated and settled within five business days of the CiC, as opposed to the participant’s deferral election. The amounts that would have been accelerated in the event of a CiC as well as, in all other cases, the amounts each of our NEOs who participate in that plan would have received according to the participant’s deferral election, are shown in the Aggregate Balance at Fiscal Year-End column of the Non-Qualified Deferred Compensation Table.

IFF  |  2018 PROXY STATEMENT  81

 EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

	Involuntary Termination Not for Cause or for Good Reason Prior to or More Than 2 Years After a CiC		Termination due to Death (1)	Separation Due to Retirement or Disability Prior to or More Than 2 Years After a CiC (2)	Involuntary Termination Not for Cause or for Good Reason Within 2 Years After a CiC		Separation Due to Retirement or Disability Within 2 Years After a CiC (2)
Andreas Fibig
Salary	$2,600,000		$—	$—	$3,900,000	(3)	$—
AIP	3,120,000	(4)	—	—	4,680,000	(5)	—
LTIP (6)	922,557		922,557	922,557	922,557		922,557
Equity (7)	5,877,465		10,436,387	—	10,436,387		10,436,387
Medical Benefits (8)	51,808		—	—	51,808		—
Executive Death Benefit (9)	—		2,600,000	—	—		—
Executive Death Benefit Cost (10)	2,373		—	—	7,798		—
Disability Insurance (11)	—		—	180,000	—		180,000

Total	$12,574,203		$13,958,944	$1,102,557	$19,998,550		$11,538,944
Richard O’Leary
Salary	$750,000		$—	$—	$1,000,000		$—
AIP	600,000	(4)	—	—	800,000	(5)	—
LTIP (6)	142,199		142,199	142,199	142,199		142,199
Equity (7)	2,033,655		2,656,718	—	2,656,718		2,656,718
Medical Benefits (8)	44,804		—	—	44,804		—
Executive Death Benefit (9)	—		1,000,000	—	—		—
Executive Death Benefit Cost (10)	9,109		—	—	18,671		—
Disability Insurance (11)	—		—	180,000	—		180,000

Total	$3,579,767		$3,798,917	$322,199	$4,662,392		$2,978,917
Nicolas Mirzayantz
Salary	$900,000		$—	$—	$1,200,000		$—
AIP	720,000	(4)	—	—	960,000	(5)	—
LTIP (6)	230,639		230,639	230,639	230,639		230,639
Equity (7)	2,028,575		3,164,400	—	3,164,400		3,164,400
Medical Benefits (8)	44,804		—	—	44,804		—
Executive Death Benefit (9)	—		1,200,000	—	—		—
Executive Death Benefit Cost (10)	5,148		—	—	10,749		—
Disability Insurance (11)	—		—	180,000	—		180,000

Total	$3,929,166		$4,595,039	$410,639	$5,610,592		$3,575,039
Matthias Haeni (12)
Salary	$887,572		$—	$—	$1,183,429		$—
AIP	710,057	(4)	—	—	946,743	(5)	—
LTIP (6)	230,639		230,639	230,639	230,639		230,639
Equity (7)	1,419,451		2,227,985	—	2,227,985		2,227,985
Medical Benefits (8)	28,850		—	—	28,850		—
Executive Death Benefit (9)	—		1,200,000	—	—		—
Executive Death Benefit Cost (10)	7,046		—	—	14,545		—
Disability Insurance (11)	—		—	180,000	—		180,000

Total	$3,283,615		$3,658,624	$410,639	$4,632,191		$2,638,624
Anne Chwat
Salary	$712,500		$—	$—	$950,000		$—
AIP	427,500	(4)	—	—	570,000	(5)	—
LTIP (6)	131,464		131,464	131,464	131,464		131,464
Equity (7)	1,473,457		2,371,847	—	2,371,847		2,371,847
Medical Benefits (8)	44,804		—	—	44,804		—
Executive Death Benefit (9)	—		950,000	—	—		—
Executive Death Benefit Cost (10)	7,295		—	—	15,043		—
Disability Insurance (11)	—		—	180,000	—		180,000

Total	$2,797,020		$3,453,311	$311,464	$4,083,158		$2,683,311

82  IFF  |  2018 PROXY STATEMENT

 EXECUTIVE COMPENSATION

(1)	The amounts in this column represent payments made in the event of the death of the executive either prior to, within two years or more than two years after a CiC, assuming a termination date of December 31, 2017. With respect to amounts shown in the AIP row, if the death of an executive occurred within two years of a CiC, this amount may change as it is the prorated amount of the executive’s target bonus in the year of termination.

(2)	Pursuant to the terms of the ESP, an executive who elects to retire after attaining age 62 is entitled to the benefits in this column (less any disability insurance proceeds).

(3)	Pursuant to the terms of our ESP, if severance payments are deemed to trigger the excise tax imposed by IRC Section 4999, the executive would receive the greater net after tax benefit of either (1) payment of the excise tax or (2) a reduction to cash severance to the “safe harbor” level so as not to trigger the excise tax. In Mr. Fibig’s case, payment of the excise tax results in the greater net after tax benefit to him.

(4)	This amount represents (i) for Mr. Fibig, 2.0x the greater of the average AIP award paid for performance in the three years preceding the year of the presumed December 31, 2017 termination (i.e., the three years ending December 31, 2016) (or averaged over the lesser number of years during which the executive was eligible for AIP awards) or the executive’s target annual incentive under the AIP for 2017, prorated for the number of active days of employment with the Company during the performance period; (ii) for Messrs. Mirzayantz, Haeni and O’Leary and Ms. Chwat, 1.5x the executive’s target annual incentive under the AIP for 2017 prorated for the number of active days of employment with the Company during the performance period. This amount does not take into account any actual AIP amounts paid for 2017, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(5)	For Messrs. Mirzayantz, Haeni and O’Leary and Ms. Chwat 2.0x, and Mr. Fibig 3.0x the greater of: (i) the average AIP award paid for performance in the three years preceding the year of the presumed December 31, 2017 termination (i.e., the three years ending December 31, 2016) (or averaged over the lesser number of years during which the executive was eligible for AIP awards); or (ii) the executive’s target annual incentive under the AIP for 2017. This amount does not take into account any actual AIP amounts paid for 2017, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(6)	The amounts in this row are the LTIP amounts that would be payable as severance in cash with respect to the 2016-2018 and 2017-2019 LTIP cycles, based on prorated target LTIP for the relevant LTIP cycles in progress. Prorated amounts are based on the number of days worked in each performance period divided by the total number of days in each performance period for each relevant LTIP cycle. This amount does not take into account the actual AIP amounts paid out under the completed 2015-2017 LTIP cycle, which are discussed in the narrative following the Grants of Plan-Based Award Table under the heading “Long-Term Incentive Plan.”

(7)	For termination due to involuntary termination not for cause or by the executive for good reason absent a CiC, this amount represents the value of equity that would continue to vest on a prorated basis. For termination due to death or disability more than two years prior to a CiC, the amounts in this row represent the aggregate value of RSU, PRS and PRSU awards which would immediately vest upon occurrence of the termination event. For termination events within two years after a CiC, the amounts in this row represent the aggregate in-the-money value of the SSARs, RSUs, PRS, PRSUs and other equity awards which would become vested as a direct result of the CiC before the stated vesting date specified in the applicable equity award document. The calculation of these amounts does not discount the value of awards based on the portion of the vesting period elapsed at the date of the CiC.

(8)	Amounts in this row are the COBRA costs of medical and dental benefits for the covered period based on assumptions used for financial reporting purposes. Although our medical and dental insurance is

IFF  |  2018 PROXY STATEMENT  83

 EXECUTIVE COMPENSATION

generally available to our employees, only participants in our ESP, including our NEOs, would be entitled to have the benefits paid for by our Company.

(9)	The amounts in this row are the amounts that would be payable under our Executive Death Benefit Plan upon the death of the NEO.

(10)	The amounts in this row are the costs that we would incur to continue the Executive Death Benefit Plan for the NEO.

(11)	The amounts in this row are the amounts that would be payable under our disability insurance program upon the NEO’s separation from employment due to long-term disability. This program is generally available to salaried employees.

(12)	Effective November 1, 2017, Mr. Haeni relocated to Hilversum, Netherlands and will be compensated in Euros. For purposes of this table, Mr. Haeni’s salary was determined by converting by his Euro salary for the full year at an exchange rate of 1.188 Euros to US Dollars (the exchange rate as of December 29, 2017). All other amounts reflect his compensation in US Dollars without converting them into Euros.

84  IFF  |  2018 PROXY STATEMENT

What am I voting on?

At the 2018 Annual Meeting you will be asked to vote on the following proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation
1. To elect eleven members of the Board of Directors, each to hold office for a one-year term expiring at the 2019 Annual Meeting of Shareholders.	FOR each Director Nominee
2. To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2018 fiscal year.	FOR
3. To approve, on an advisory basis, the compensation of our named executive officers in 2017, which we refer to as “Say on Pay.”	FOR

We also will consider other business that properly comes before the meeting in accordance with New York law and our By-Laws.

Who can vote?

Holders of our common stock at the close of business on March 7, 2018, are entitled to vote their shares at the 2018 Annual Meeting. As of March 7, 2018, there were 78,912,323 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued and outstanding is entitled to one vote.

What constitutes a quorum, and why is a quorum required?

We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date (39,456,162 shares) will constitute a quorum, permitting us to conduct the business of the meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. Shares of common stock for which we have received executed proxies will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal.

What is the difference between a “shareholder of record” and a “street name” holder?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “shareholder of record” or a “registered shareholder” of those shares. In this case, your Notice of Internet Availability of Proxy Materials (“Notice”) has been sent to you directly by us.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian (each, a “Broker”), including shares you may own as a participant in one of our 401(k) plans, you are considered the “beneficial owner” of those shares, which are held in “street name.” A Notice has been forwarded to you by or on behalf of your Broker, who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your Broker how to vote your shares by following the instructions for voting set forth in the Notice.

IFF  |  2018 PROXY STATEMENT  85

Information About The Meeting

 INFORMATION ABOUT THE MEETING

How do I vote?

If you are a shareholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail, if you received a paper copy of the proxy materials; or

•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth in the Notice, which contains instructions on how to access our proxy statement, annual report and shareholder notice online, and the printed proxy card.

If your shares are held in one of our 401(k) plans, your proxy will serve as a voting instruction for the trustee of the 401(k) plan, who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by 11:59 pm Eastern Daylight Time on May 1, 2018. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through the 401(k) plan in the same proportion as those shares in the 401(k) plan for which voting instructions were received.

If you are a beneficial owner, you must follow the voting procedures of your Broker.

What are the requirements to elect the director nominees and to approve each of the proposals in this proxy statement?

Proposal	Vote Required
1. Election of Directors	Majority of Votes Cast

2. Ratification of Independent Registered Public Accounting Firm	Majority of Votes Cast

3. Say on Pay	Majority of Votes Cast

Under our By-Laws, in an uncontested election of directors, as we have this year, a majority of votes cast is required in order for a director to be elected, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected. Abstentions are not counted as votes “FOR” or “AGAINST” a director nominee.

The votes cast “FOR” must exceed the votes cast “AGAINST” the ratification of PwC as our independent registered public accounting firm for the 2018 fiscal year. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Proposal 3 is an advisory vote. This means that while we ask shareholders to approve a resolution regarding Say on Pay, it is not an action that requires shareholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal and will have no effect on the outcome of this proposal.

What if I am a beneficial owner and I do not give the nominee voting instructions?

If you are a beneficial owner and your shares are held in “street name,” the Broker is bound by the rules of the NYSE regarding whether or not it can exercise discretionary voting power for any particular proposal if the Broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain routine matters. A broker non-vote occurs when a Broker returns a proxy but does not vote on a particular proposal because the Broker does not have discretionary authority to vote on the proposal and has not received specific voting instructions

86  IFF  |  2018 PROXY STATEMENT

 INFORMATION ABOUT THE MEETING

for the proposal from the beneficial owner of the shares. Broker non-votes are considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast.

The table below sets forth, for each proposal on the ballot, whether a Broker can exercise discretion and vote your shares absent your instructions and, if not, the impact of such broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote
1. Election of Directors	No	None

2. Ratification of Independent Registered Public Accounting Firm	Yes	Not Applicable

3. Say on Pay	No	None

What if I sign and return my proxy without making any selections?

If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the director nominees and “FOR” Proposals 2 and 3. If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. If your shares are held in “street name,” see the question above on how to vote your shares.

How do I change my vote?

A shareholder of record may revoke his or her proxy by giving written notice of revocation to our Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the 2018 Annual Meeting.

If your shares are held in “street name,” you may change your vote by following your Broker’s procedures for revoking or changing your proxy.

What shares are covered by my proxy card?

Your proxy reflects all shares owned by you at the close of business on March 7, 2018. For participants in our 401(k) plans, shares held in your account as of that date are included in your proxy.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares in more than one account. To ensure that all of your shares are voted, you should sign and return each proxy card. Alternatively, if you vote by telephone or via the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Who can attend the 2018 Annual Meeting?

Only shareholders and our invited guests are permitted to attend the 2018 Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our record date shareholder list. If a Broker holds your shares and you plan to attend the meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date or a letter from the Broker confirming such ownership, and a form of personal identification. If you wish to vote your shares that are held by a Broker at the meeting, you must obtain a proxy from your Broker and bring such proxy to the meeting.

IFF  |  2018 PROXY STATEMENT  87

 INFORMATION ABOUT THE MEETING

If I plan to attend the 2018 Annual Meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the 2018 Annual Meeting. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the 2018 Annual Meeting for shareholders of record.

How can I listen to the live audio webcast of the 2018 Annual Meeting?

You may listen to a live audio webcast of the 2018 Annual Meeting at www.iff.com. The webcast will allow you to listen to the Annual Meeting, but shareholders accessing the 2018 Annual Meeting through the webcast will not be considered present at the 2018 Annual Meeting and will not be able to vote their shares through the webcast or ask questions. If you plan to listen to the live audio webcast, then please submit your vote prior to the 2018 Annual Meeting using one of the methods described under “How do I vote?” above. An archived copy of the webcast will be available at www.iff.com following the 2018 Annual Meeting. Registration to listen to the webcast will be required. We have included our website address for reference only. The information contained on our website is not incorporated by reference into this Proxy Statement.

88  IFF  |  2018 PROXY STATEMENT

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership, and to furnish us with copies of all Section 16(a) forms they file. Based on a review of our records and certain written representations received from our executive officers and directors, we believe that during the year ended December 31, 2017, all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% shareholders were complied with on a timely basis.

Proxy Solicitation Costs

We will pay the entire cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited on our behalf by directors, officers or employees in person, by telephone, by facsimile or by electronic mail. We have retained Georgeson Inc. to assist in proxy solicitation for a fee of $8,500 plus expenses. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of our common stock.

Shareholder Proposals

In order for a shareholder proposal or proposed director nomination to be considered for inclusion in our proxy materials for next year’s annual meeting of shareholders, the Secretary of our Company must receive the written proposal no later than November 19, 2018. Under Article I, Section 3 of our By-Laws, in order for a shareholder to submit a proposal or to nominate any director at next year’s annual meeting of shareholders, the shareholder must give written notice to the Secretary of our Company not less than 90 days nor more than 120 days prior to the anniversary date of this year’s annual meeting of shareholders provided next year’s annual meeting is called for on a date that is within 30 days before or after such anniversary date. Assuming that next year’s annual meeting is held on schedule, we must receive written notice of an intention to introduce a nomination or other item of business at that meeting between January 2, 2019 and February 1, 2019. The notice must also meet all other requirements contained in our By-Laws, including the requirement to contain specified information about the proposed business or the director nominee and the shareholder making the proposal.

As of the date of this proxy statement, we do not know of any matters to be presented at the 2018 Annual Meeting other than those described in this proxy statement. If any other matters should properly come before the meeting, proxies in the enclosed form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified.

Shareholder Communications

Shareholders and other parties interested in communicating directly with the Lead Director, the non-management directors as a group or all directors as a group may do so by writing to the Lead Director or the non-management directors or the Board, in each case, c/o General Counsel and Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder of our Company.

The Board has approved a process for handling correspondence received by our Company on behalf of the Lead Director, the non-management directors as a group or all directors as a group. Under that process, the General Counsel reviews all such correspondence and maintains a log of, and forwards to the appropriate Board member, correspondence that is relevant to (i) the functions of the Board or

IFF  |  2018 PROXY STATEMENT  89

Other Matters

 OTHER MATTERS

committees thereof or (ii) other significant matters involving our Company. The General Counsel may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel at any time.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our 2018 Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about March 19, 2018. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact Broadridge Financial Solutions, by calling 1-800-542-1061, or by forwarding a written request addressed to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Broadridge Financial Solutions as indicated above. Beneficial shareholders can request information about householding from their nominee.

Available Information

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2017 Annual Report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor — Financials & Filings — SEC Filings link on our website at, www.iff.com. A request for a copy of such report should be directed to International Flavors & Fragrances Inc., 521 West 57th Street, New York, NY 10019, Attention: Investor Relations. A copy of any exhibit to the Form 10-K for the year ended December 31, 2017 will be forwarded following receipt of a written request to Investor Relations.

90  IFF  |  2018 PROXY STATEMENT

This proxy statement includes the following non-GAAP financial operating measures: (i) currency neutral sales (which eliminates the effects that result from translating its international sales in US Dollars), (ii) currency neutral adjusted operating profit (which excludes operational improvement initiatives; acquisition related costs; integration related costs; legal charges/credits, net; tax assessment; restructuring and other charges, net; gain on sale of assets; FDA mandated product recall; and UK pension settlement charges), and (iii) currency neutral adjusted earnings per share (which excludes operational improvement initiatives; acquisition related costs; integration related costs; legal charges/credits, net; tax assessment; restructuring and other charges, net; gain on sale of assets; CTA realization, FDA mandated product recall; UK pension settlement charges; and U.S. tax reform charges). In addition, this proxy statement includes non-GAAP adjusted net income payout as a percentage of adjusted net income (which excludes operational improvement initiatives; acquisition related costs; integration related costs; legal charges/credits, net; tax assessment; restructuring and other charges, net; gain on sale of assets; CTA realization, FDA mandated product recall; UK pension settlement charges; and U.S. tax reform charges).

We have included each of these non-GAAP measures in order to provide additional information regarding our Company’s underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. A material limitation of these non-GAAP measures is that such measures do not reflect actual GAAP amounts. We compensate for such limitations by using these measures as one of several metrics, including GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Foreign Currency Reconciliation
	Sales	Operating Profit	EPS
% Change — As Reported (GAAP)	9%	2%	-26%
Items Impacting Comparability	0%	2%	32%
% Change — Adjusted (non-GAAP)	9%	4%	7%
Currency Impact	0%	1%	2%
% Change — Currency Neutral	9%	5%	9%

Operating Profit Reconciliation
(IN THOUSANDS U.S. $)	2017	2016
As Reported Operating Profit (GAAP)	$581,443	$567,356
Operational Improvement Initiatives (a)	1,802	2,402
Acquisition Related Costs (b)	20,389	12,195
Integration Related Costs (c)	4,179	—
Legal Charges/Credits, net (d)	1,000	48,518
Tax Assessment (e)	5,331	—
Restructuring and Other Charges, net (f)	19,711	322
Gain on Sale of Assets (g)	(184)	(7,818)
FDA Mandated Product Recall (i)	11,000	—
UK Pension Settlement Charges (j)	2,769	—

Adjusted Operating Profit (non-GAAP)	$647,440	$622,975

IFF  |  2018 PROXY STATEMENT  91

Exhibit A-GAAP to Non-GAAP Reconciliations

 EXHIBIT A - GAAP TO NON-GAAP RECONCILIATIONS

EPS Reconciliation
	2017	2016
As Reported EPS (GAAP)	$3.72	$5.05
Operational Improvement Initiatives (a)	0.02	0.02
Acquisition Related Costs (b)	0.17	0.10
Integration Related Costs (c)	0.03	—
Legal Charges/Credits, net (d)	0.01	0.39
Tax Assessment (e)	0.04	—
Restructuring and Other Charges, net (f)	0.17	—
Gain on Sale of Assets (g)	—	(0.06)
CTA Realization (h)	(0.15)	—
FDA Mandated Product Recall (i)	0.09	—
UK Pension Settlement Charges (j)	0.03	—
U.S. Tax Reform (k)	1.76	—

Adjusted EPS (non-GAAP)	$5.89	$5.51	(l)

(a)	For 2017 and 2016, represents accelerated depreciation and idle labor costs in Hangzhou, China. For 2016, also includes the partial reversal of severance accruals related to prior year operational initiatives in Europe. There was approximately $0.4 million of idle labor costs in Hangzhou, China recorded during the 2016 that were not excluded from Adjusted Non-GAAP metrics.

(b)	For 2017, represents the amortization of inventory “step-up” included in Cost of goods sold and transaction costs related to the acquisitions of Fragrance Resources and PowderPure within Selling and administrative expenses. For 2016, represents the amortization of inventory “step-up” included in Cost of goods sold and transaction costs related to the acquisitions of David Michael within Selling and administrative expenses.

(c)	Represents costs related to the integration of the David Michael and Fragrance Resources acquisitions.

(d)	Represents additional charge related to litigation settlement.

(e)	Represents the reserve for payment of a tax assessment related to commercial rent for prior periods.

(f)	Represents severance costs related to the 2017 Productivity Program which were partially offset by the reversal of 2015 severance charges that were no longer needed. For 2016, represents accelerated depreciation related to restructuring initiatives and severance costs related to the termination of a former executive officer and the partial reversal of restructuring accruals recorded in the prior year.

(g)	Represents gains on sale of assets. For 2016, assets sold were principally in Brazil. During the first quarter of 2016, we previously recognized approximately $3 million of gains related to the sale of fixed assets. We have not retrospectively adjusted these amounts out of our Adjusted Non-GAAP metrics.

(h)	Represents the release of CTA related to the liquidation of a foreign entity.

(i)	Represents an estimate of the Company’s incremental direct costs and customer reimbursement obligations, in excess of the Company’s sales value of the recalled products, arising from an FDA mandated recall.

(j)	Represents pension settlement charges incurred in one of the Company’s UK pension plans.

(k)	Represents charges incurred related to enactment of certain U.S. tax legislation changes in December 2017. The amount includes approximately $38.6 million related to net adjustments on deferred tax assets and $100.6 million related taxes on deemed repatriation of earnings.

(l)	The sum of these items does not foot due to rounding.

92  IFF  |  2018 PROXY STATEMENT

 EXHIBIT A - GAAP TO NON-GAAP RECONCILIATIONS

Reconciliation of Adjusted Net Income / Adjusted Total Payout Ratio as Percentage of Adjusted Net Income

(IN MILLIONS U.S. $)	2013	2014	2015	2016	2017
As Reported Net Income	354	415	419	405	296
Restructuring and Other Charges	5	4	5	0	14
Operational Improvement Initiative Costs	3	2	1	2	1
Patent Litigation Settlement	-	-	-	-	-
Gain on Asset Sale	(9)	(0)	-	(5)	0
Accelerated Contingent Consideration	-	-	7		0
Acquisition Related Costs	-	-	12	8	14
Tax Settlements	-	-	(10)	-	-
Spanish Tax Settlement	-	-	-	-	-
Spanish Capital Tax Charge Reversal	-	-	(8)	-	-
Spanish Tax Charges	15	(4)	-	-	-
Integration Related Costs					3
Tax Assessment	-	-	-	-	3
FDA Mandated Product Recall	-	-	-	-	7
UK Pension Settlement Charges	-	-	-	-	2
CTA Realization
U.S. Tax Reform	-	-	-	-	139
Legal Charges/Credits	-	-	-	31	1

Adjusted Net Income	368	416 *	426	441	468

*Item does not foot due to rounding.

Adjusted Total Payout Ratio as Percentage of Adjusted Net Income

(IN MILLIONS U.S. $)	2013	2014	2015	2016	2017
Dividend Payment	87	133	159	185	206
Adjustment Due to Timing of Payment	28	-	-	-	-
Adjusted Dividend Payment	115	133	159	185	206
Share Repurchases	51	88	122	127	58
Adjusted Total Payout as Percentage of Net Income	166	221	281	312	264
Adjusted Net Income Payout	45%	53%	66%	71%	56%

IFF  |  2018 PROXY STATEMENT  93

INTERNATIONAL FLAVORS & FRAGRANCES INC. 521 WEST 57TH STREET NEW YORK, NY 10019

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions up until the date and time indicated on the reverse side. Have your proxy card in hand when you access the web site and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by International Flavors & Fragrances Inc. In mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until the date and time indicated on the reverse side. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, by the date and time indicated on the reverse side.

VOTE IN PERSON You may vote the shares in person by attending the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E37701-P03441                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL FLAVORS & FRAGRANCES INC.
The Board of Directors recommends you vote FOR all listed nominees, and FOR Proposals 2 and 3.
1.	Elect eleven members of the Board of Directors for a one-year term expiring at the 2019 Annual Meeting of Shareholders.
	Nominees:		For	Against	Abstain			For	Against	Abstain
	1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. 1j. 1k.	Marcello V. Bottoli Dr. Linda Buck Michael L. Ducker David R. Epstein Roger W. Ferguson, Jr. John F. Ferraro Andreas Fibig Christina Gold Katherine M. Hudson Dale F. Morrison Stephen Williamson	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2.	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2018 fiscal year.	☐	☐	☐

						3.	Approve, on an advisory basis, the compensation of our named executive officers in 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

						For address changes and/or comments, please check this box and write them on the back where indicated.				☐
						Please indicate if you plan to attend this meeting.		☐	☐
								Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

INTERNATIONAL FLAVORS & FRAGRANCES INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 2, 2018 AT 10:00 A.M. EASTERN DAYLIGHT TIME

INTERNATIONAL FLAVORS & FRAGRANCES INC.

533 WEST 57th STREET, 9th FLOOR

NEW YORK, NY 10019

ADMITS ONE SHAREHOLDER

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E37702-P03441

INTERNATIONAL FLAVORS & FRAGRANCES INC.

THIS PROXY CARD/VOTING INSTRUCTION FORM IS SOLICITED

ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

MAY 2, 2018

The undersigned hereby appoint(s) each of Mr. Andreas Fibig and Ms. Anne Chwat as the attorney and proxy of the undersigned, with full power of substitution, to vote the number of shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held at the headquarters of the Company on Wednesday, May 2, 2018 at 10:00 A.M. Eastern Daylight Time, and any adjournment(s) or postponement(s) thereof (the “Meeting”).

IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN DAYLIGHT TIME ON MAY 1, 2018.

If you are a participant in the International Flavors & Fragrances Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 P.M. Eastern Daylight Time on April 27, 2018, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD/VOTING INSTRUCTION FORM PROMPTLY USING THE

ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE